Exhibit 99.1

Execution Copy

[Published CUSIP Number:                            ]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 15, 2006

among

KKR FINANCIAL CORP.

KKR TRS HOLDINGS, INC.

KKR TRS HOLDINGS, LTD.

as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent and Swingline Lender

and

The Other Lenders Party Hereto

and

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

and

CITIGROUP GLOBAL MARKETS INC.

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agents

i

5.07	No Default	51
5.08	Environmental Compliance	51
5.09	Insurance	51
5.10	Taxes	51
5.11	ERISA Compliance	52
5.12	Properties	52
5.13	Investment Company Act; Public Utility Holding Company Act	52
5.14	Disclosure	52
5.15	Compliance with Laws	52
5.16	Taxpayer Identification Number	53
5.17	Solvency	53
5.18	No Burdensome Restrictions	53
5.19	Borrowing Base Report	53

ARTICLE VI.	AFFIRMATIVE COVENANTS	53
6.01	Financial Statements	53
6.02	Certificates; Other Information	54
6.03	Notices	56
6.04	Payment of Obligations	56
6.05	Preservation of Existence, Etc	56
6.06	Maintenance of Properties	56
6.07	Maintenance of Insurance	56
6.08	Compliance with Laws	57
6.09	Books and Records	57
6.10	Inspection Rights	57
6.11	Use of Proceeds	57

ARTICLE VII.	NEGATIVE COVENANTS	57
7.01	Liens	57
7.02	Investments	58
7.03	Indebtedness	58
7.04	Fundamental Changes	59
7.05	Dispositions	60
7.06	Restricted Payments	60
7.07	Transactions with Affiliates	61
7.08	Burdensome Agreements	61
7.09	Financial Covenants	62
7.10	Management Fees; Compensation	62
7.11	Fiscal Year	62
7.12	Margin Regulations; Securities Laws	62
7.13	Investment Policies	62

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	62
8.01	Events of Default	62
8.02	Remedies Upon Event of Default	64
8.03	Application of Funds	64

ARTICLE IX.	ADMINISTRATIVE AGENT	65
9.01	Appointment and Authority	65
9.02	Rights as a Lender	65
9.03	Exculpatory Provisions	65

9.04	Reliance by Administrative Agent	66
9.05	Delegation of Duties	66
9.06	Resignation of Administrative Agent	67
9.07	Non-Reliance on Administrative Agent and Other Lenders	67
9.08	No Other Duties, Etc	68
9.09	Administrative Agent May File Proofs of Claim	68
9.10	Collateral Matters	68

ARTICLE X.	MISCELLANEOUS	69
10.01	Amendments, Etc	69
10.02	Notices; Effectiveness; Electronic Communication	70
10.03	No Waiver; Cumulative Remedies	71
10.04	Expenses; Indemnity; Damage Waiver	71
10.05	Payments Set Aside	73
10.06	Successors and Assigns	74
10.07	Treatment of Certain Information; Confidentiality	77
10.08	Right of Setoff	78
10.09	Interest Rate Limitation	78
10.10	Counterparts; Integration; Effectiveness	78
10.11	Survival of Representations and Warranties	78
10.12	Severability	79
10.13	Replacement of Lenders	79
10.14	Governing Law; Jurisdiction; Etc.	79
10.15	No Advisory or Fiduciary Responsibility	80
10.16	USA PATRIOT Act Notice	81
10.17	Entire Agreement	81

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
7.01	Existing Liens
7.03	Existing Indebtedness
7.08	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

A	Form of Revolving Loan Notice
B	Form of Swingline Loan Notice
C	Form of Promissory Note
D	Form of Borrowing Base Report
E	Form of Compliance Certificate
F	Form of Assignment and Assumption
G	Form of Opinions

amended and restated CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 15, 2006, among KKR FINANCIAL CORP., a Maryland corporation (“KKR Financial”), KKR TRS HOLDINGS, INC., a Delaware corporation (“KKR TRS”), KKR TRS HOLDINGS, LTD., a Cayman Islands company (“KKR Holdings,” and collectively with KKR Financial and KKR TRS, the “Borrowers” and each, individually, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Swingline Lender.

W I T N E S S E T H:

WHEREAS, KKR Financial, KKR TRS, certain of the Lenders and the Administrative Agent entered into a Credit Agreement dated as of June 23, 2006 (the “Existing Credit Agreement”) establishing a $375,000,000 revolving credit facility in favor of KKR Financial and KKR TRS.

WHEREAS, KKR Financial and KKR TRS have requested and, subject to the terms and conditions of this Agreement, the Lenders party to the Existing Credit Agreement and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to include KKR Holdings as a Borrower, add new parties as Lenders, increase the size of the Revolving Credit Facility and make certain additional changes to the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent and the Swingline Lender agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Borrowing Availability” means, at any time, the lesser of (a) the Aggregate Commitment Amount and (b) an amount equal to the sum of (i) the Tranche A Borrowing Base plus (ii) the Tranche B Borrowing Base, in each case at or as of such time.

“Aggregate Commitments” means, collectively, all Commitments of all Lenders at any time outstanding.

“Aggregate Commitment Amount” means the aggregate principal amount of the Aggregate Commitments from time to time.  On the date hereof, the Aggregate Commitment Amount equals $800,000,000.  The Aggregate Commitment Amount may be increased to an amount up to $900,000,000 in accordance with Section 2.13.

“Agreement” means this Amended and Restated Credit Agreement, as further amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Allocable Amount” has the meaning specified in Section 2.15.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment Amount represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a per annum rate equal to:

(a)           with respect to Tranche A Loans, 0.50%;

(b)           with respect to Tranche B Loans, 0.75%; and

(c)           with respect to the Facility Fee, 0.15%.

“Applicable Sublimit” means the exclusion from the Tranche B Borrowing Base of an amount (without duplication) attributable to any Eligible Specified Financial Asset to the extent that the Net Value Amount included in the Tranche B Borrowing Base would exceed the amount shown in the chart below for the applicable Eligible Specified Financial Asset:

Eligible Specified Financial Asset(*)	Sublimits
Rule 144A private placed Debt Securities
a. NAIC 1 / AAA thru A-
b. NAIC 2 / BBB+ thru BBB-
c. NAIC 3 / BB+ thru BB	Unlimited(1)
d. NAIC 4 / BB- thru B-
e. NAIC 5 / CCC+ thru CCC-
Investments Denominated in Foreign Currency (Euros, Pounds or Yen)	$100 million
KKR Financial CLO/CBO/CDO Securitizations(2)
a. AAA thru A-	$200 million
b. BBB+ and BBB	$100 million
Mortgage-backed Debt Securities Interest Only Strips
a. Federal National Mortgage Association Fannie Mae (FNMA”) Interest Only Strips	$50 million
b. Non Agency Interest Only Strips
Senior Unsecured Bank Loans
a. CCC+ thru CCC-	$100 million

(*) References to credit ratings are to the Debt Rating.

(1) Subject to there not being any restrictions on Bank of America’s ability as Administrative Agent to sell any securities financed in the Senior Credit Facility. A sublimit of 15% of the Aggregate Commitment Amount will apply to 144A privately placed debt transactions that are less than $100 million in size and in which the Borrowers, in the aggregate, own more than 33% of the total issuance.

(2) Amounts attributable to CLO/CBO/CDO Securitizations rated BBB or better shall be excluded from the Tranche B Borrowing Base to the extent that any such Eligible Specified Financial Assets have been included in such Borrowing Base for more than 120 days.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of KKR Financial and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of KKR Financial and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank” means a financial institution that (i) has, or is part of a Consolidated Group that has, at least $2.0 billion in capital, and is, or is an affiliate of another entity within such Consolidated Group that is, regulated by the Office of the Comptroller of the Currency, the Federal Reserve or the Office of Thrift Supervision; or (ii) is, or is an affiliate of another entity within a Consolidated Group that is, a registered broker/dealer under the Securities Exchange Act of 1934, and has, or is part of a Consolidated Group that has, a senior unsecured debt rating of at least A-/A3; provided, that an institution that does not meet the criteria of clause (i) or clause (ii) above may nonetheless be classified as a “Bank” on the following conditions: (x) the Administrative Agent, in its sole discretion, exercised in a commercially reasonable manner, which discretionary decision shall not be unreasonably withheld or delayed, shall have expressly agreed to such classification, and (y) the Value of all Eligible Specified Financial Assets that are Bank Loans originated by such financial institution does not exceed $50 million (or such greater amount as the

Administrative Agent, in its sole discretion, exercised in a commercially reasonable manner, may determine) at any time.

“Bank Loan” means either (i) a Delayed Draw Loan or (ii) a fully funded term debt obligation (including, without limitation, term loans, debtor-in-possession financings and synthetic letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans), which are generally under a syndicated loan or credit facility provided or originated by a Bank or for which a Bank has acted as underwriter or agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a per annum rate equal to the Base Rate .

“Borrowers” and “Borrower” have the respective meaning specified in the introductory paragraph hereto.

“Borrowing” means (i) Revolving Loans of the same Type and Tenor, made, converted or continued on the same date and, in the case of Fixed Period Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) Swingline Loans of the same Tenor, as applicable.

“Borrowing Base” means the Tranche A Borrowing Base or the Tranche B Borrowing Base.

“Borrowing Base Report” means a report signed by a Responsible Officer of each of Borrowers, in substantially the form of Exhibit D hereto, delivered to the Administrative Agent.

“Borrower Materials” has the meaning specified in Section 6.02.

“Bridge Loan” means debt financing with an original maturity of not more than one (1) year with an expected repayment from a capital markets transaction.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of KKR Financial; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of KKR Financial by Persons who were neither (i) nominated by the board of directors of KKR Financial nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of any Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) not in Control of any such Borrower on the Restatement Closing Date. It is understood and agreed that KKR Financial LLC does not Control KKR Financial solely for purposes of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“CLO/CBO/CDO Tranches” means collateralized loan obligation (CLO), collateralized bond obligation (CBO) and collateralized debt obligation (CDO) tranches rated BB+/Bal or lower (including non-rated) on transactions managed by KKR Financial LLC or an Affiliate thereof.

“Closing Date” means June 23, 2006.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, rights and interests of the Borrowers and their respective Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

“Collateral Agreement” means the Amended and Restated Collateral Agency Agreement dated as of September 15, 2006, among the Borrowers, the Administrative Agent and the Custodian, as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, or such other agreement (the terms of which will be substantially consistent with the existing Collateral Agreement at such time, unless otherwise agreed by the Borrowers) in replacement thereof as the Administrative Agent may require, with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Concentration Limit” means (i) the exclusion from the Tranche B Borrowing Base of an amount (without duplication) attributable to any second lien Bank Loans, Mezzanine Obligations and Bridge Loans considered in the aggregate (including without limitation any of the same that are also Delayed Draw Loans), to the extent that the amount included in such Borrowing Base would exceed 50% of the

Aggregate Revolving Commitment Amount, (ii) with respect to any single Eligible Specified Financial Asset (other than CLO/CBO/CDO Tranches), the exclusion from the Tranche B Borrowing Base of an amount attributable to such Eligible Specified Financial Asset, to the extent that (a) the amount included in such Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart below and (b) the number of investments in any single Eligible Specified Financial Asset exceeds the maximum number of investments for each category as specified in the chart below, (iii) with respect to any Single Obligor of one or more Eligible Specified Financial Assets (other than CLO/CBO/CDO Tranches), the exclusion from the Tranche B Borrowing Base of an amount attributable to such Single Obligor, to the extent that (a) the amount included in the Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart below and (b) the number of investments attributable to any Single Obligor exceeds the maximum number of investments for each category as specified in the chart below and (iv) with respect to any first lien Bank Loans, second lien Bank Loans, Mezzanine Obligations, Bridge Loans and mortgage-backed Debt Securities interest only strips, to the extent there is no Debt Rating (each, an “Unrated Asset”), considered individually, with no Debt Rating, the exclusion from the Tranche B Borrowing Base of an amount attributable to such Eligible Specified Financial Asset, to the extent that (a) the amount included in such Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart below and (b) the number of investments in any unrated Eligible Specified Financial Asset exceeds the maximum number of investments for each category as specified in the chart below and (v) the exclusion from the Tranche B Borrowing Base of an amount attributable to CLO/CBO/CDO Tranches considered in the aggregate, to the extent that the amount included in such Borrowing Base would exceed 50% of the Aggregate Revolving Commitment Amount.

Limits on Single Obligor / Single Asset / Unrated Asset Investments

Category of Investments based on Net Value Amount ($Millions)*	Maximum Number of Investments Allowed**	Maximum Net Value Amount per Single Obligor/Asset ($Millions)
> $75 but up to $100	1	100
> $50 but up to $75	1	75
> $25 but up to $50	3	50
< or = $25	Up to Aggregate Revolving Commitment Amount	N/A

* The Tranche B Borrowing Base shall exclude amounts attributable to (i) any Single Obligor or single Eligible Specified Financial Asset investments rated CCC+/Caa1 through CCC-/Caa3 and (ii) any Unrated Asset investments, in each case, in the top three categories of investments based on Net Value Amount which are included in the Tranche B Borrowing Base for more than fifteen (15) consecutive months solely for a thirty (30) day period after such fifteen (15) month period to the extent the Net Value Amount thereof exceeds $25.0 million. References to credit ratings are to the Debt Rating.

** If there are no Single Obligor, single Eligible Specified Financial Asset or Unrated Asset investments in any particular category specified in the left hand column of the chart (the “Unutilized Category of Investments”), then the Tranche B Borrowing Base may include an increased number of Single Obligor, single Eligible Specified Financial Asset or Unrated Asset investments in a category specifying lower Net Value Amounts so long as the aggregate Net Value of such investments does not exceed the Maximum Net Value Amount per Single Obligor, single Eligible Specified Financial Asset or Unrated Asset investment specified in the right hand column of the chart for such Unutilized Category of Investments; provided, however, that the Tranche B Borrowing Base shall not, at any time, include amounts attributable to more than five (5) Single Obligor, single Eligible Specified Financial Asset or Unrated Asset investments the Net Value Amount of which, individually, exceeds $25.0 million.

“Consolidated Group” means the collective group of affiliated entities that are required, in accordance with GAAP, to issue consolidated financial statements.

“Consolidated Net Income” means, for any period, for KKR Financial and its Subsidiaries on a consolidated basis, the net income of KKR Financial and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the aggregate sum of all amounts which would be included on a consolidated balance sheet of KKR Financial and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, Consolidated Net Worth less the sum (without duplication) of the following (in each case, to the extent included in Consolidated Total Assets):

(a)           the total book value of all assets of KKR Financial and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)           all amounts representing any write-up in the book value of any assets of KKR Financial or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 2005, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52.

“Consolidated Total Assets” means, as of any date of determination, the sum of (a) all assets (“consolidated balance sheet assets”) of KKR Financial and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets leased by KKR Financial or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a capital lease, plus (c) without duplication, all proceeds of sold receivables in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Persons relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Persons to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

“Consolidated Total Liabilities” means, as of any date of determination, all liabilities of KKR Financial and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of KKR Financial and its Subsidiaries and, without duplication, all other Indebtedness of KKR Financial and its Subsidiaries, whether or not so classified; provided, that for purposes of this definition, in the case of a Trust Preferred Securities Transaction of KKR Financial or any Subsidiary of KKR Financial, only the Trust Preferred Indebtedness issued or incurred by KKR Financial or any Subsidiary of KKR Financial in connection therewith, excluding Trust Preferred Indebtedness relating solely to the common equity securities of the applicable Trust Preferred Financing Vehicle, shall be included in determining the liabilities and other Indebtedness of KKR Financial and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Custodial Account” means the account established and maintained pursuant to the Collateral Agreement in which Collateral will be deposited by the Borrowers and pledged to the Administrative Agent and any demand deposit account established and maintained in connection therewith.

“Custodian” means The Bank of New York or another institution selected by the Administrative Agent with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

“Daily Floating Eurodollar Loan” means a Swingline Loan that bears interest at a per annum rate equal to the Daily Floating Eurodollar Rate plus the Applicable Rate.

“Daily Floating Eurodollar Rate” means, for any day, a fluctuating rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating Eurodollar Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the Daily Floating Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day).

“Debt Rating” means, as of any date, the rating that has been most recently assigned (either publicly or privately, and including a “shadow” rating) by S&P, Moody's or Fitch (or, if no such rating is available with respect to 144A Debt Securities only, NAIC), as the case may be, for either (i) any Eligible Specified Financial Asset or (ii) if no such rating is available from any such rating agency with respect to senior unsecured Bank Loans only, for a class of non-credit enhanced long-term senior unsecured debt issued by the applicable obligor of such senior unsecured Bank Loan.  For purposes of the foregoing, (a) if only one of S&P, Moody's or Fitch (or, if no such rating is available with respect to 144A Debt Securities only, NAIC) shall have in effect a Debt Rating, the Debt Rating for the purposes of this Agreement shall be determined by reference to the available rating, (b) if more than one Debt Rating shall be in effect, the Debt Rating for the purposes of this Agreement shall be determined by reference to the lowest rating issued by S&P, Moody's or Fitch, (c) if any Debt Rating established by S&P, Moody's or Fitch (or, if no such rating is available with respect to 144A Debt Securities only, NAIC) shall be changed after the date of initial determination thereof hereunder or if any agency establishes a Debt Rating for any Eligible Specified Financial Asset where, previously, there was no Debt Rating, such new Debt Rating shall be effective, subject to clause (b) above, as of the date on which such change is first announced publicly or privately by the rating agency making such change or issuing such rating, as applicable, and (d) if S&P, Moody's or Fitch (or, for 144A Debt Securities, NAIC) shall change the basis on which Debt Ratings are established, each reference to the Debt Rating assigned by S&P, Moody's or Fitch (or, for 144A Debt Securities, NAIC), as the case may be, shall refer to the then equivalent rating by S&P, Moody's or Fitch (or, for 144A Debt Securities, NAIC), as the case may be.

“Debt Securities” as used in the other definitions contained herein, means securities evidencing debt obligations, including, without limitation, certificates representing an interest in a trust, the principal assets of which consist of debt obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, when used with respect to Obligations, (i) with respect to Base Rate Loans, an interest rate equal to (A) the Base Rate plus (B) 2% per annum; and (ii) with respect to a Eurodollar Loan, an interest rate equal to (A) the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Loan plus (B) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Loan” means, as of any date, a term loan that has not yet been fully funded.

“Delayed Draw Reserve” means, as of any date, an amount equal to the aggregate amount of the respective Unfunded Delayed Draw Amounts for each Delayed Draw Loan that is a Tranche B Specified Financial Asset as of such date.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi), (b) a commercial bank organized under the laws of the United States, or any State thereof, having total assets in excess of $500,000,000 or any commercial finance or asset based lending affiliate of any such commercial bank, (c) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, having a net worth of at least $250,000,000 calculated in accordance with GAAP, (d) any Lender (or any Affiliate of any Lender) listed on the signature page of this Agreement and (e) other financial institutions with a net worth of at least $250,000,000.

“Eligible Specified Financial Asset” means a Tranche A Specified Financial Asset or a Tranche B Specified Financial Asset, or a Participation Interest therein, of any Borrowers:

(a)           in which, to secure the Obligations, whether contingent or otherwise, the Administrative Agent has a security interest (i) perfected by the Administrative Agent’s possession or by “control” (as defined in §§ 8-106, 9-104, 9-105 and 9-106 of the Uniform Commercial Code of the State of New York) in favor of the Administrative Agent (with, if the Administrative Agent so elects and terminates the Collateral Agreement, another Custodian or securities intermediary designated by the Administrative Agent with the Borrowers’ consent, which consent shall not be unreasonably withheld or delayed, for the purposes of obtaining control), or, if in the reasonable opinion of the Administrative Agent it is not possible or practicable to perfect the security interest by the Administrative Agent’s possession or by “control” in favor of the Administrative Agent, is otherwise perfected, and perfected in such a way as to be entitled to first priority, to the reasonable satisfaction of the Administrative Agent and (ii) is capable of being enforced by the Administrative Agent without the consent of any third party (other than, in the case of a Specified Financial Asset that is a loan, the customary requirement of the consent of the administrative agent or, unless the loan is in default, borrower or material obligor of the loan) or resort to judicial process;

(b)           which is not otherwise subject to any equal or prior security interest, lien or encumbrance other than liens in favor of the Administrative Agent for the benefit of the Lenders;

(c)           which is not in default as of the date on which such asset was acquired by the Borrowers;

(d)           which is not subject to any right of recoupment or set-off;

(e)           for any Loan Collateral (as defined in the Security Agreement) of any Borrower, in respect of which, the Administrative Agent or the Custodian, on behalf of the Administrative Agent, as directed by the Administrative Agent, has received an original or copy of (1) a credit agreement indicating such Borrower as a lender thereunder with respect to the loan or advance, (2) a promissory note indicating such Borrower as a payee of the loan or advance, (3) an assignment agreement indicating such Borrower as an assignee of the loan or advance or (4) a participation agreement or participation certificate indicating such Borrower as a participant in the loan or advance;

(f)            in respect of which, unless under the “control” (as defined in §§ 8-106, 9-104, 9-105 and 9-106 of the Uniform Commercial Code of the State of New York) of the Administrative Agent acting as a securities intermediary, such Borrower has issued to the applicable issuer or material obligor (or, if payments are made through an agent, to the applicable agent) an instruction directing all payments of amounts payable to such Borrower in respect of such Specified Financial Asset to the Custodial Account or another account approved by the Administrative Agent over which the Administrative Agent has such “control”;

(g)           the Value of which to be included, for purposes of the computation of the applicable Borrowing Base at any time, has been determined, or, if required to be updated, has been determined in response to the update requirement set forth in Section 6.02(d) or (e), and to the extent such Value is not being disputed by the Administrative Agent;

(h)           for which the depositary bank, issuer or material obligor, as the case may be, excluding any issuer of securities by a special purpose entity in a securitization, is organized and has its chief executive office in (i) the United States of America, or (ii) if approved by the Administrative Agent in its sole discretion, which shall be exercised in a commercially reasonable manner, Belgium, France, Italy, Luxembourg, Netherlands, Germany, Denmark, Ireland, United Kingdom, Austria, Finland, Sweden or Japan;

(i)            which is denominated in U.S. Dollars, Euros, British Pounds or Japanese Yen;

(j)            is not “margin stock” as defined in Regulation U of the Federal Reserve Board;

(k)           in the case of a first or second lien Bank Loan, a Mezzanine Obligations or a Bridge Loan, that is a term loan, and is either a Delayed Draw Loan or has been fully funded (i.e., is not subject to an additional lending commitment) and is not in default; and

(l)            in the case of a Participation Interest, which the Administrative Agent is reasonably satisfied is a “true” participating interest rather than being a financing and is consistent with market norms for agreements between unaffiliated entities dealing at arm’s length.

Notwithstanding the foregoing, the Borrowing Base on any date may include an asset to be purchased by any Borrower with the proceeds of a Loan to be made on that date so long as (i) the Administrative Agent has been directed by such Borrower to pay the proceeds of such Loan directly to the seller of the asset (to the extent of the purchase price thereof), and (ii) the seller has been directed to deliver the asset to the Administrative Agent or its nominee before or against payment by such Borrower, or, if such delivery is not possible or practical, in such other manner as is reasonably acceptable to the Administrative Agent to satisfy the requirements of clauses (a), (b) and (c) of this definition of “Eligible Specified Financial Asset.”  In such instance, the requirements of clauses (a), (b), (c) and (d) need not be met for the asset to qualify as an Eligible Specified Financial Asset until the expiration of three Business Days following the date of the Borrowing so long as during the three Business Day period, the Administrative Agent has a first priority perfected security interest in the asset, provided, however, that the Value of the asset does not exceed $25,000,000.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of KKR Financial or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Loans” means Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall gross or net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case, by the jurisdiction (or any political subdivision thereof including, without limitation, a state of the United States and any political subdivision of such state) under the laws of which such recipient is organized (or political subdivision thereof) or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (or political subdivision thereof) in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 10.13), any and all Taxes (including withholding tax) that are imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or are attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) any and all Taxes imposed on it as a result of a trade or business, a permanent establishment, or a present or former connection between such Lender or the Administrative Agent (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any connection resulting from being a Lender hereunder).

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 16, 2006, among KKR Financial, KKR TRS, the Administrative Agent and the Arranger.

“Fitch” means Fitch, Inc.

“Financing SPE” means any bankruptcy-remote special purpose Subsidiary formed by any Borrower or an Affiliate and which is, or is established for the purpose of becoming, an issuer in a Securitization.

“Fixed Period Eurodollar Loan” means any Loan that bears interest at a per annum rate equal to the Fixed Period Eurodollar Rate plus the Applicable Rate.

“Fixed Period Eurodollar Rate” means, for any day, a fixed rate equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Fixed Period Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Payment” has the meaning specified in Section 2.15.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning specified in Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Lease Obligations and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership, joint venture (other than a joint venture that is itself a corporation or limited liability company) or other business venture (collectively with a partnership and a joint venture, referred to hereinafter as a “Venture”), but only to the extent that such Person is directly or indirectly liable for such Indebtedness, whether by reason of its status as general partner, joint venturer or otherwise, unless, and only to the extent that, such Indebtedness is expressly made non-recourse to such Person or Venture.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(a)(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or a Daily Floating Eurodollar Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Fixed Period Eurodollar Loan, the period commencing on the date such Fixed Period Eurodollar Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Loan and ending on the date, one, two, three or six months thereafter, as selected by any Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition

(in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“KKR Financial” has the meaning specified in the introductory paragraph hereto.

“KKR Holdings” has the meaning specified in the introductory paragraph hereto.

“KKR TRS” has the meaning specified in the introductory paragraph hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit Obligations” means reimbursement obligations of either of the Borrowers in respect of letters of credit issued for the benefit of either of the Borrowers or any of their respective Subsidiaries, which reimbursement obligations may be unsecured or may be collateralized by means of a deposit of cash with the issuer of any such letter of credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan or Swingline Loan.

“Loan Documents” means this Agreement, the Collateral Agreement, the Security Documents, the Fee Letter and each Note, if any, issued hereunder.

“Loan Notice” means either a Revolving Loan Notice or a Swingline Loan Notice.

“Management Agreement” means that certain Management Agreement dated as of August 12, 2004, between KKR Financial and KKR Financial Advisors LLC.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrowers and their respective Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under this Agreement or any other Loan

Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of each of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Contract or Repurchase Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Contract or Repurchase Agreement were terminated at such time.

“Maturity Date” means the later of the third anniversary of the Closing Date and, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Mezzanine Obligation” means a subordinate Loan or Debt Security that is senior to all equity classes. For clarity, Mezzanine Obligations shall not include any preferred stock or any equity security that is mandatorily redeemable as defined by GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Value Amount” means, in relation to an Eligible Specified Financial Asset, the product of the Value of such Eligible Specified Financial Asset and the relevant Specified Percentage applicable to such Eligible Specified Financial Asset.

“Note” means a promissory note made by any Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan hereunder, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof (including, without limitation, any state in the United States and any political subdivision of any such state) (including interest, fines, penalties and additions to tax) arising from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to all Loans hereunder, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Interest” means any participating interest in any Specified Financial Asset which is a collateralized loan obligation, collateralized bond obligation, collateralized debt obligation, first lien Bank Loan, second lien Bank Loan, Mezzanine Obligation or Bridge Loan where the record holder of such interest is a Financing SPE or a financial institution which has a Debt Rating equal to A+ by S&P, or its equivalent from another rating agency, or higher.

“Patriot Act” has the meaning specified in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity performing similar functions.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by KKR Financial or any ERISA Affiliate or to which KKR Financial or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning set forth in the Security Agreement.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith by the Borrowers or a Subsidiary thereof and for which adequate reserves have been set aside;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by the Borrowers or a Subsidiary thereof;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers in relation to the foregoing;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, Moody’s or Fitch;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized Repurchase Agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) have a Debt Rating of AAA by S&P, or its equivalent from another rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq., of the Code.

“Related Borrowing Base Information” means, with respect to any “Specified Financial Asset” as defined herein, or Participation Interest therein, included or to be included in the Borrowing Base, (a) the category of the Specified Financial Asset as referred to in clauses (a) through (k) of the definition and, if a Participation Interest is applicable, the participating interest, (b) the identification of all primary and secondary material obligors obligated on the Specified Financial Asset, (c) the CUSIP number, if any, corresponding to such Eligible Specified Financial Asset, (d) the principal amount of the loan, debt or other monetary obligation in which any Borrower has an interest, (e) the scheduled maturity of the loan, debt or other monetary obligation, (f) the type of collateral securing the loan, debt or other monetary obligation and (g) the source of information used in the determination of the Value.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repurchase Agreement” means any agreement involving the sale or purchase of financial or other assets whereby the seller of such assets agrees to repurchase such assets at an agreed upon price and at a stated time.

“Request for Borrowing” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice and (b) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, the Lenders having Commitments in the aggregate representing more than 50% of the Aggregate Commitments at such time or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation in Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restatement Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrowers or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Facility” means the credit facility pursuant to which Revolving Loans are made available to the Borrowers in accordance with this Agreement.

“Revolving Loan” means an extension of credit made by a Lender to a Borrower pursuant to Section 2.01 of this Agreement as a Tranche A Loan or a Tranche B Loan.

“Revolving Loan Notice” means a notice of (a) a Borrowing of a Revolving Loan, (b) a conversion of Revolving Loans from one Type to another, or (c) a continuation of Fixed Period Eurodollar Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means secured Indebtedness incurred by any Borrower or any Subsidiary in the course of its business as such business is described in KKR Financial’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2006, including any such Indebtedness incurred pursuant to or in connection with any loan warehouse agreement, Repurchase Agreement, Swap Agreement, collateralized bond obligation, collateralized loan obligation, collateralized debt obligation or Securitization.

“Securitization” means the issuance by a bankruptcy-remote special purpose entity of evidences of debt obligations or equity interests to holders which are third party institutional investors and which entitle the holders to receive payments that depend primarily on the cash flow of accounts, chattel paper, instruments, investment property or payment intangibles owned by the special purpose entity.

“Security Agreement” means the Amended and Restated Security Agreement dated as of September 15, 2006, among the Borrowers and the Administrative Agent, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement and all other instruments and documents, including without limitation, Uniform Commercial Code financing statements, which (a) are required to be executed, delivered or filed pursuant to the Security Agreement or any other Loan Document or (b) are necessary for the creation or perfection of any Lien in favor of the Administrative Agent for the benefit of the Lenders to secure any of the Obligations.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Single Obligor” means, collectively, all obligors that are Affiliates.

“Solvent” means, with respect to any Person as of a particular date, that, on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Event” means, in connection with a Trust Preferred Financing Vehicle, the receipt by the Borrower (or its Subsidiary) of an opinion of counsel that as a result of certain changes in or interpretations of the tax law or the Investment Company Act of 1940, as amended (the “Investment Company Act”) or, in each case, regulations thereunder, there is more than an insubstantial risk that the Trust Preferred Vehicle will be considered an “investment company” under the Investment Company Act or that the Trust Preferred Vehicle will be subject to United States federal income tax or subject to more than a de minimus amount of other taxes or governmental charges or that interest payable by the maker of the Trust Preferred Indebtedness will not be eligible as a tax deduction by such maker.

“Specified Financial Asset” means a Tranche A Specified Financial Asset or a Tranche B Specified Financial Asset.

“Specified Percentage” means, in relation to any Eligible Specified Financial Asset, the percentage set forth in the table below opposite such Eligible Specified Financial Asset:

TRANCHE A

Eligible Specified Financial Asset	Specified Percentage
Cash	100%
Certificates of deposit	95%
Commercial paper	95%
United States obligations consisting of interest rate strips or zero coupon obligations	90%
Other United States obligations maturing in 10 or more and up to 30 years	95%
Other United States obligations maturing in 2 or more but less than 10	97%
Other United States obligations maturing in less than 2 years	98%
MBS rated AAA and with a weighted average life of less than five years	95%
MBS rated AA to AA+ and with a weighted average life of less than five years	90%
MBS rated A to AA- and with a weighted average life of less than five years	85%

TRANCHE B

Eligible Specified Financial Asset(*)	Specified Percentage
Publicly traded investment grade Debt Securities
a. BBB+ or higher	90%
b. BBB thru BBB-	80%
Rule 144A private placed Debt Securities
a. NAIC 1 / AAA thru A-	85%
b. NAIC 2 / BBB+ thru BBB-	80%
c. NAIC 3 / BB+ thru BB	75%
d. NAIC 4 / BB- thru B-	60%
e. NAIC 5 / CCC+ thru CCC-	50%

Other Debt Securities, excluding MBS, rated BB+/Ba1 through BB-/B3	75%
Other Debt Securities, excluding MBS, rated B+/B1 through B-/B3	60%
Other Debt Securities, excluding MBS, rated CCC+/Caa1 through CCC-/Caa3	50%
First lien Bank Loans	85%
Second lien Bank Loans	70%
Real estate related Mezzanine Obligations	60%
Mezzanine Obligations (other than real estate related Mezzanine Obligations)	50%
Bridge Loans	50%
MBS rated BBB- to A- and with a weighted average life of less than five years	75%
MBS rated BB- to BB+ and with a weighted average life of less than five years	50%
CLO/CBO/CDO Tranches rated BB+/Ba1 or lower (including non-rated) on transactions managed by KKR Financial LLC or an Affiliate thereof	40%
Investments Denominated in Foreign Currency (Euros, Pounds or Yen)	Mimic rates on US currency denominated assets if micro hedged for FX risk and, if not, an additional decrease of 5%(1)
KKR Financial CLO/CBO/CDO Securitizations
a. AAA thru A-	90%
b. BBB+ and BBB	80%
Mortgage-backed Debt Securities Interest Only Strips
a. FNMA Interest Only Strips	50%
b. Non Agency Interest Only Strips	40%
Senior Unsecured Bank Loans
a. BBB- or higher	80%
b. BB+ thru BB-	75%
c. B+ thru B-	70%
d. CCC+ thru CCC-	50%

* References to credit ratings are to the Debt Rating.

(1) Subject to confirmation of Administrative Agent’s first lien on foreign exchange hedges.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that KKR Holdings shall be considered a Subsidiary of KKR Financial so long as KKR Financial owns a majority of the preferred shares of KKR Holdings.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Facility” means that portion of the Revolving Credit Facility made available by the Swingline Lender pursuant to Section 2.03.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.03.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.03(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swingline Sublimit” means, at any time, an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitment Amount.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitment Amount.

“Syndication Agents” means, collectively, JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenor” means, with respect to any Loan, its characterization as a Tranche A Loan or a Tranche B Loan.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans under this Agreement or any of the other Loan Documents as of such time.

“Tranche” means either Tranche A or Tranche B.

“Tranche A” means that portion of the Revolving Credit Facility pursuant to which Tranche A Loans are made.

“Tranche B” means that portion of the Revolving Credit Facility pursuant to which Tranche B Loans are made.

“Tranche A Availability” means, at any time, the lesser of (a) an amount not less than zero and otherwise equal to (i) the Aggregate Commitment Amount minus (ii) Total Outstandings and (b) an amount not less than zero and otherwise equal to (i) the Tranche A Borrowing Base minus (ii) the Outstanding Amount of Tranche A Loans, in each case as of such time.

“Tranche A Borrowing Base” means an amount, as of any date, equal to the sum of each and all Tranche A Specified Financial Asset Value Amounts as of such date.

“Tranche A Loans” means any Loan made with reference to Tranche A Availability.

“Tranche A Specified Financial Asset” means any financial asset described in one of the following categories:

(a)           cash on deposit in, or certificates of deposit maturing in less than 90 days on the date of acquisition and issued by, a bank with at least $2,000,000,000 in capital and rated A1/P1;

(b)           commercial paper maturing in less than 90 days from the date of acquisition and rated A2/P2 or higher;

(c)           direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent backed by the full faith and credit of the United States of America), in each case maturing within 30 years from the date of acquisition thereof; or

(d)           residential or commercial mortgage-backed Debt Securities having a Debt Rating and weighted average life indicated in the Tranche A table for Specified Percentages relating to mortgage-backed Debt Securities.

“Tranche A Specified Financial Asset Value Amount” means, for each Tranche A Specified Financial Asset which is an Eligible Specified Financial Asset, as of any date, the product of the Value of such Tranche A Specified Financial Asset as of the most recent date such Value is required to be determined pursuant to Section 6.02 and the Specified Percentage applicable to such Tranche A Specified Financial Asset, and subtracting from such product, in each case, any amount secured by a prior Lien.

“Tranche B Availability” means, at any time, the lesser of (a) an amount not less than zero and otherwise equal to (i) the Aggregate Commitment Amount minus (ii) Total Outstandings and (b) an amount not less than zero and otherwise equal to (i) the Tranche B Borrowing Base minus (ii) the Outstanding Amount of Tranche B Loans, in each case as of such time.

“Tranche B Borrowing Base” means an amount, as of any date, equal to (a) the sum of each and all Tranche B Specified Financial Asset Value Amounts as of such date minus (b) the amount of the Delayed Draw Reserve as of such date.

“Tranche B Loans” means any Loan made with reference to Tranche B Availability.

“Tranche B Specified Financial Asset” means any financial asset described in one of the following categories:

(a)           publicly traded investment grade Debt Securities rated BBB-/Baa3 or higher;

(b)           Debt Securities placed privately under SEC Rule 144A and rated CCC-/Caa3 or higher or NAIC 5 or higher;

(c)           other Debt Securities (including, in the case of CLO/CBO/CDO Tranches, non-rated securities, whether or not treated as debt for tax purposes), excluding mortgage-backed securities having the Debt Ratings indicated in the table for Specified Percentages;

(d)           first lien Bank Loans (i.e., Bank Loans secured by a first priority security interest in and lien on substantially all of the material obligors’ assets);

(e)           second lien Bank Loans (i.e., Bank Loans secured by a second priority security interest in and lien on substantially all of the material obligors’ assets);

(f)            Mezzanine Obligations;

(g)           Bridge Loans;

(h)           senior unsecured debt having a Debt Rating indicated in the Tranche B table for Specified Percentages;

(i)            for all Specified Financial Assets defined in items (a) through (h), (j) and (k) under this definition, investments denominated in U.S. Dollars, Euros, British Pounds or Japanese Yen;

(j)            mortgage-backed Debt Securities interest-only strips; or

(k)           residential or commercial mortgage-backed Debt Securities having a Debt Rating and weighted average life indicated in the Tranche B table for Specified Percentages relating to mortgage-backed Debt Securities.

“Tranche B Specified Financial Asset Value Amount” means, for each Tranche B Specified Financial Asset which is an Eligible Specified Financial Asset as of any date, the product of the Value of each such Tranche B Specified Financial Asset as of the most recent date such Value is required to be determined under Section 6.02 and the Specified Percentage applicable to such Tranche B Specified Financial Asset, subject to any Applicable Sublimit and, to the extent applicable, a Concentration Limit.

“Trust Preferred Financing Vehicle” has the meaning assigned to such term in the definition of Trust Preferred Securities Transaction.

“Trust Preferred Securities Transaction” means a transaction pursuant to which (i) a Borrower (or any Subsidiary of a Borrower) issues unsecured, subordinated, Debt Securities to, or borrows on an unsecured, subordinated basis from, any trust or other entity that, as its primary purpose, provides financing to a Borrower (or any Subsidiary of a Borrower) (a “Trust Preferred Financing Vehicle”; such indebtedness of a Borrower or any of its Subsidiaries owing to a Trust Preferred Financing Vehicle, “Trust Preferred Indebtedness”) and (ii) the Trust Preferred Financing Vehicle funds such financing of such Borrower (or such Subsidiary of a Borrower) by issuing and selling preferred securities having a mandatory redemption date no earlier than 30 years and not subject to redemption in less than 5 years from the date of their issuance (other than at the option of the Borrower or applicable Subsidiary upon the occurrence of a Special Event) (“Trust Preferred Securities”), which securities may be guaranteed on an unsecured, subordinated basis by such Borrower or such Subsidiary to the extent that the trustee has failed to make distributions from payments received from such Borrower or such Subsidiary (each such guaranty, a “Trust Preferred Guaranty”, collectively, “Trust Preferred Guarantees”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Daily Floating Eurodollar Loan or a Fixed Period Eurodollar Loan.

“Unfunded Delayed Draw Amount” means, as of any date, and for any Delayed Draw Loan that is a Tranche B Specified Financial Asset as of such date, an amount equal to the maximum unfunded portion of such Delayed Draw Loan that could be required to be funded by a Borrower as of or after such date.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unsecured Indebtedness” means unsecured Indebtedness incurred by any Borrower or any Subsidiary in the course of its business as such business is described in KKR Financial’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2006.

“Value” means, on any date, in relation to an Eligible Specified Financial Asset, the fair market value of the Eligible Specified Financial Asset, determined, where applicable on a settlement basis, in the following order of priority:

(a)           If the Eligible Specified Financial Asset is of a type sold on a recognized exchange, the closing price on the exchange as of such date;

(b)           If the Eligible Specified Financial Asset is of a type for which sales quotations are provided by IDC, Loan X, Loan Pricing Corporation or any other pricing service approved by the Administrative Agent, in its sole discretion, which shall be exercised in a commercially reasonable manner, the sales price provided by the pricing service as of such date;

(c)           If the Eligible Specified Financial Asset is of a type for which sales quotations are available from Bank of America, Bear Stearns, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan, Lehman Brothers, Merrill Lynch, UBS, or any of their respective Affiliates or any other dealers approved by the Administrative Agent, in its sole discretion, which shall be exercised in a commercially reasonable manner, the average of the bid prices as of such date provided by at least two of such dealers; and

(d)           In all other cases, the Value is the amount agreed to in writing (as of or for any date(s) set forth therein) by the Administrative Agent and the Borrowers or, in the absence of agreement, the amount appraised by an unaffiliated and disinterested nationally recognized third party appraiser, experienced in valuing financial assets of that type, selected by the Borrowers or the amount determined by the Administrative Agent based upon its own internal valuation, whichever is lower, in each case as of such date.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(a)           Changes in GAAP.  KKR Financial shall provide a written summary of material changes in GAAP or in the consistent application thereof in accordance with Section 6.02(a).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of KKR Financial and its Subsidiaries or to the determination of any amount for KKR Financial and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that KKR Financial is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by KKR Financial pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND BORROWINGS

2.01        Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Tranche A Loans and Tranche B Loans to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that, after giving effect to any Revolving Loan, (i) the Outstanding Amount of the Loans in the applicable Tranche does not exceed (A) in the case of Tranche A Loans, Tranche A Availability and (B) in the case of Tranche B Loans, Tranche B Availability, (ii) the Total Outstandings do not exceed the Aggregate Borrowing Availability, and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans do not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Fixed Period Eurodollar Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)           Each Revolving Loan, each conversion of Revolving Loans from one Type to another, and each continuation of Fixed Period Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans or of any conversion of Fixed Period Eurodollar Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by any Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Revolving Loan, a conversion of Revolving Loans from one Type to the other, or a continuation of Fixed Period Eurodollar Loans, (ii) the requested date of the Revolving Loan, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) the Tenor of the Revolving Loans to be borrowed and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the applicable Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Loans.  If the applicable Borrower requests a Revolving Loan of, conversion to, or continuation of Fixed Period Eurodollar Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Loan, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds to the account specified by the applicable Borrower.

(c)           Except as otherwise provided herein, a Fixed Period Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Fixed Period Eurodollar Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Fixed Period Eurodollar Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Loans, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Revolving Loans.

2.03        Swingline Loans.

(a)           The Swingline.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make Tranche A Loans and Tranche B Loans (each such loan, a “Swingline Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Outstanding Amount of the Loans in the applicable Tranche does not exceed (A) in the case of Tranche A Loans, Tranche A Availability and (B) in the case of Tranche B Loans, Tranche B Availability, (ii) the Total Outstandings do not exceed the Aggregate Borrowing Availability, and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Commitment, and provided, further, that the applicable Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03.  Each Swingline Loan shall be either a Base Rate Loan or a Daily Floating Eurodollar Loan as selected by the applicable Borrower.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline

Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.  Notwithstanding the foregoing and subject to subsection (c) below, no Lender hereunder, other than the Swingline Lender, shall be required to make a Daily Floating Eurodollar Loan.

(b)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, which shall specify (i) the requested date of the Swingline Borrowing, (ii) the principal amount of Swingline Loan, (iii) the Tenor of the Swingline Loan to be borrowed and (iv) the duration with respect thereto.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower at its office by wire transfer to the account specified by the applicable Borrower.

(c)           Refinancing of Swingline Loans.

(i)            The Swingline Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Fixed Period Eurodollar Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)           If for any reason any Swingline Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.03(c)(i), the request for Base Rate Loans or Fixed Period

Eurodollar Loans, as applicable, submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans.  Until each Lender funds its Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

2.04        Prepayments.

(a)           The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type and Tenor of Revolving Loans to be prepaid and, if Fixed Period Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Fixed Period Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrowers may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason, at any time, (i) the Total Outstandings exceed the Aggregate Borrowing Availability at such time, (ii) the outstanding Tranche A Loans exceed the Tranche A Borrowing Base, or (iii) the outstanding Tranche B Loans exceed the Tranche B Borrowing Base, the Borrowers shall immediately prepay the applicable Loans in an aggregate amount of such excess, as applicable.

2.05        Termination or Reduction of Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the Commitments hereunder, and, from time to time, permanently reduce the Aggregate Commitment Amount; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitment Amount, (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swingline Sublimit exceeds the Aggregate Commitment Amount, such Sublimit shall be automatically reduced by the amount of such excess and (v) in the case of a partial termination or reduction of the Commitments, the Aggregate Commitment Amount shall not be less than $50,000,000.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitment Amount shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06        Repayment of Loans.

(a)           The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           The Borrowers shall repay each Swingline Loan on the earliest to occur of (i) the Maturity Date or (ii) the date requested by the Swingline Lender which shall not be earlier than the Business Day in which the Borrowers may request Base Rate Loans pursuant to Section 2.02.

2.07        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate for the applicable Tranche, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Base Rate; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date to the date of payment thereof at a rate per annum equal to, at the election of the Borrowers, (A) the Base Rate or (B) the Daily Floating Eurodollar Rate plus the Applicable Rate for the applicable Tranche.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)            If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.

(a)           Facility Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily Aggregate Commitment Amount (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans and Swingline Loans), regardless of usage.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans or Swingline Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  (i)  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees.  All computations of interest for Base Rate Loans or Daily Floating Eurodollar Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10        Evidence of Debt.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Tenor, amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan of Fixed Period Eurodollar Loans (or, in the case of any Revolving Loan of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Loan of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to, but excluding, the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Revolving Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  All obligations of the Lenders pursuant to this Agreement (including obligations to make Revolving Loans, to fund participations in Swingline Loans and to make payments pursuant to Section 10.04(c)) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.13        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Commitment Amount by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof, and (ii) the Borrowers may make a maximum of four (4) such requests in any 12 month period.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  No Lender shall be obligated to increase its Commitment hereunder.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(f)            Loans; Reallocation of Outstanding Amounts.

(i)            Except as set forth in subsection (ii) of this subsection (f), if any Eligible Assignee becomes a Lender hereunder or any Lender’s Commitment is increased pursuant to this Section, Loans made on or after the applicable Increase Effective Date shall be made in accordance with the Applicable Percentages of each Lender in effect on and after such Increase Effective Date (except to the extent that any such Loan would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to and made by, any new Lenders and Lenders with increased Commitments pursuant to subsection (b) above, in each case, in accordance with their Applicable Percentages).

(ii)           Upon any increase in the Aggregate Commitment Amount pursuant to this Section 2.13 that is not pro rata among all Lenders, within 5 Business Days, in the case of any Base Rate Loans outstanding on the Increase Effective Date, and at the end of the then current Interest Period with respect thereto in the case of any Fixed Period Eurodollar Loans then outstanding, the applicable Borrower shall prepay such Loans in their entirety and, to the extent such Borrower elects to do so and subject to the conditions specified in Article IV, the Borrower shall reborrow such Loans from the Lenders in proportion to their Applicable Percentages after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Lenders in such proportion.

(g)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.14        Concerning Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Administrative Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)           Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a primary obligor and co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each of the Borrowers under the provisions of this Section 2.14 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Credit Agreement and any promissory note issued hereunder, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents.  Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all surety ship defenses generally.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which any Administrative Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower.  If for any reason any other Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any other Borrower by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders.  Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of the other Borrowers and that each such Borrower will look to the other Borrowers and not to the Administrative Agent or any Lender in order for such Borrower to keep adequately informed of changes in the other Borrowers’ respective financial conditions.

(f)            The provisions of this Section 2.14 are made for the benefit of the Lenders and the Administrative Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders, the Administrative Agent or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrowers or to exhaust any remedies available to it or them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof; made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or any Administrative Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(g)           Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefore.

(h)           Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

2.15        Contribution.

(a)           To the extent that any Borrower shall make a payment under Section 2.14 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same portion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrowers for the net amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under Section 2.15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 2.15 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.15 is intended or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement, including Section 2.14.  Nothing contained in this Section 2.15 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification of any Borrower under this Section 2.15 shall constitute assets of such Borrower.

(e)           The rights of an indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of Commitments.

2.16        Collateral Security.  The Obligations shall be secured by a perfected first priority security interest in all of the Borrowers’ interest in the Collateral, whether now owned or hereafter acquired, as described in the Security Documents to which any of the Borrowers is a party.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions or withholdings and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or any such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, which shall be exercised in a commercially reasonable manner, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Fixed Period Eurodollar Loans, or to determine or charge interest rates based upon the Fixed Period Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Fixed Period Eurodollar Loans or to convert Base Rate Loans to Fixed Period Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Fixed Period Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan, as applicable, or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate or Daily Floating Eurodollar Loan, as applicable, for any requested Interest Period with respect to a proposed Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan, as applicable, or (c) the Fixed Period Eurodollar Rate or Daily Floating Eurodollar Loan for any requested Interest Period with respect to a proposed Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan does not adequately and fairly reflect the cost of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending Request for Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loan, as applicable, or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04        Increased Costs; Reserves on Fixed Period Eurodollar Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected contemplated by Section 3.04(e));

(ii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Fixed Period Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the

Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Fixed Period Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  Notwithstanding the foregoing, if, during the 120 day period following the Closing Date, the Administrative Agent incurs any breakage costs on account of the syndication of the credit facility established hereunder, the Borrowers shall immediately reimburse the Administrative Agent for any such breakage costs.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Loan made by it at the Fixed Period Eurodollar Rate used in determining the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Loan was in fact so funded.

3.06        Mitigation Obligations.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS

4.01        Conditions of Initial Borrowing.  The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, properly executed by a Responsible Officer of the signing Borrower, or other appropriate party, as applicable, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           executed counterparts of the Collateral Agreement and Security Agreement, sufficient in number for distribution to the Administrative Agent and the Custodian;

(iii)          a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each of the Borrowers is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Borrowers’ ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the effective date of this Agreement) of each of (i) the in-house general counsel for KKR Financial and KKR TRS, substantially in the form of Exhibit G-1 hereto (ii) Sidley Austin LLP, counsel for KKR Financial and KKR TRS, substantially in the form of Exhibit G-2 hereto, (iii) Maples and Calder, counsel for KKR Holdings, with respect to matters of Cayman Islands law substantially in the form of Exhibit G-3 and (iv) Hunton & Williams LLP, counsel for KKR Financial, substantially in the form of Exhibit G-4 hereto, and in each case, covering such other matters relating to the Borrowers, this Agreement, the other Loan Documents or the transaction contemplated hereby or thereby as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions;

(vii)         a certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)           a certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, stating that (i) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Borrower or any Subsidiary thereof or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (ii) immediately prior to and following the transactions contemplated herein, each of the Borrowers shall be Solvent, and (iii) immediately after the execution of this Credit Agreement and the other Loan Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Loan Documents are true and correct;

(x)            a duly completed Compliance Certificate as of the last day of the fiscal quarter of KKR Financial ended on June 30, 2006, signed by a Responsible Officer;

(xi)           evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Security Documents are effective to create in favor of the Administrative Agent a legal, valid and enforceable first Lien and security interest in or on each item of Collateral in existence and owned or controlled by the Borrowers as of the Closing Date (in the case of KKR Financial and KKR TRS) or the date hereof (in the case of KKR Holdings). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected;

(xii)          a completed and fully executed Perfection Certificate from the Borrowers and the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Liens permitted by Section 7.01(a) and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(xiii)         satisfactory financial statements of the type described in Section 6.01(a) for the 2005 fiscal year ended of KKR Financial and financial statements of the type described in Section 6.01(b) for the fiscal quarter of KKR Financial ended March 31, 2006;

(xiv)        evidence, in form and substance reasonably satisfactory to the Administrative Agent, that all governmental and third party approvals necessary in connection with the financing contemplated by this Agreement and the continuing operations of each of Borrowers and each of their Subsidiaries shall have been obtained and be in full force and effect;

(xv)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swingline Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Restatement Closing Date under the Fee Letter or any other Loan Document shall have been paid, and the Fee Letter Supplement shall have been executed and delivered by all parties thereto.

(c)           Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Restatement Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Closing Date specifying its objection thereto.  Each of the parties hereto acknowledges and agrees that all of the items described in clauses (xi) through (xv) of Section 4.01(a) (other than the items described in clauses (xi) and (xii) relating to KKR Holdings) were previously delivered in connection with the Existing Credit Agreement, and accordingly those conditions precedent shall be deemed to be satisfied without the need for any further action.

4.02        Conditions to all Borrowings.  The obligation of each Lender to honor any Request for Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Fixed Period Eurodollar Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers contained in Article V and any other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall, after taking into account any materiality or other qualification contained therein, be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)           The Administrative Agent shall have received a current Borrowing Base Report dated within three (3) Business Days of the drawdown date of such Loan or such more recent Borrowing Base Report as the Administrative Agent or any Lender shall reasonably request.

(d)           In the event that an asset to be purchased with the proceeds of a Borrowing made on the date of the Borrowing is to be included in the Borrowing Base as of the date of the Borrowing, the Administrative Agent shall have received evidence reasonably satisfactory to it that the conditions referred to in clauses (i), (ii) and (iii) of the proviso to the definitions of Tranche A Borrowing Base or Tranche B Borrowing Base, as applicable, have been satisfied.

(e)           The Administrative Agent and, if applicable, the Swingline Lender shall have received a Request for Borrowing in accordance with the requirements hereof.

Each Request for Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Fixed Period Eurodollar Loans) submitted by the

Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.  Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; except, in each case referred to in clause (b) or (c) to the extent such conflict, breach, contravention, payment or violation would not reasonably be expected to have a Material Adverse Effect or (d) result in the creation or imposition of any Lien on any asset of any of the Borrowers or any of their Subsidiaries other than the Liens created pursuant to the Loan Documents.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document except (i) for the filing of UCC financing statements and (ii) such approvals, consents, exemptions, authorizations or other actions, notices or filings as have been obtained or made and are in full force and effect or where the failure to obtain or make such approvals, consents, exemptions, authorizations or other actions, notices or filings would not have a Material Adverse Effect.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of KKR Financial and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated balance sheet of KKR Financial and its consolidated Subsidiaries dated June 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of KKR Financial and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.  There are no actions, suits, proceedings, formal investigations, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither any Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Environmental Compliance.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis that could reasonably be expected to result in any Environmental Liability.

5.09        Insurance.  The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

5.10        Taxes.  Each Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (ii) to the extent that the failure to do so could not reasonably be expected to  have a Material Adverse Effect.

5.11        ERISA Compliance.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

5.12        Properties.  (i) Each of the Borrowers and each of their Subsidiaries has good title to, or valid leasehold, easement or other property interests in, all its real and personal property necessary to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title would not have a Material Adverse Effect.

(i)            Each of the Borrowers and each of their Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.13        Investment Company Act; Public Utility Holding Company Act.  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14        Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15        Compliance with Laws.  Each Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16        Taxpayer Identification Number.  The Borrowers’ true and correct U.S. taxpayer identification numbers are set forth on Schedule 10.02.

5.17        Solvency.  Each of the Borrowers is and, after consummation of the transactions contemplated by the Loan Documents, will be Solvent.

5.18        No Burdensome Restrictions.  None of the Borrowers is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would be reasonably expected to have a Material Adverse Effect.

5.19        Borrowing Base Report.  The most recent Borrowing Base Report delivered by the Borrowers accurately reflects the Borrowing Base and the Value of all Eligible Specified Financial Assets included therein on and as of the date of such Borrowing Base Report (or, in the case of Values, as of the most recent date that such Values are required to be determined under Section 6.02) and all Related Borrowing Base Information set forth therein and the Value of all Eligible Specified Financial Assets is true and correct in all material respects on and as of the date of such Borrowing Base Report (or, in the case of Values, as of the most recent date that such Values are required to be determined under Section 6.02).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of KKR Financial, a consolidated balance sheet of KKR Financial and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case, in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of KKR Financial, a consolidated balance sheet of KKR Financial and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of KKR Financial’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of KKR Financial as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of KKR Financial and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by accounting rules, guidelines or practices), (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants contained in Section 7.09 and (iii) stating whether any change in GAAP or in the application thereof which is material in any respect to KKR Financial’s financial statements has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of KKR Financial, and copies of all annual, regular, periodic and special reports and registration statements which KKR Financial may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           on a weekly basis, an update as to the Value of all publicly quoted Eligible Specified Financial Assets contained in the Borrowing Base (such update to include any events of which any of the Borrowers is aware, based upon facts and circumstances known to it, that affect the Value of any such Eligible Specified Financial Assets in any material respect);

(e)           on a monthly basis or as otherwise approved by the Administrative Agent, an update as to the Value of all Eligible Specified Financial Assets contained in the Borrowing Base, the Value for which could only be determined based on valuations provided by a third party appraiser reasonably satisfactory to the Administrative Agent (such update to include any events of which any of the Borrowers is aware, based upon facts and circumstances known to it, that affect the Value of any such Eligible Specified Financial Assets in any material respect);

(f)            promptly, but, in any event, within five (5) Business Days, upon the Borrowers obtaining knowledge, based upon facts and circumstances known to it, of an event which may result in a material adverse effect on the Value of any Eligible Specified Financial Asset, an update as to the Value of such Eligible Specified Financial Assets, except with respect to such Eligible Specified Financial Assets requiring an appraisal for the determination of Value which shall be due within thirty (30) days, and a description of the nature of such event and the effect of the material adverse effect on the Value of such Eligible Specified Financial Asset;

(g)           simultaneously with the initial inclusion of any Eligible Specified Financial Asset in the Borrowing Base in connection with a Loan hereunder, a Borrowing Base Report containing all of the Related Borrowing Base Information in respect of such Eligible Specified Financial Asset;

(h)           promptly, and in any event within five (5) Business Days after receipt thereof by KKR Financial or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of KKR Financial or any Subsidiary thereof; and

(i)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which KKR Financial posts such documents, or provides a link thereto on KKR Financial’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on KKR Financial’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance KKR Financial shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to KKR Financial or its securities) (each, a “Public Lender”).  Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform other than that which is designated “Public Investor.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender upon a Responsible Officer of a Borrower obtaining knowledge thereof:

(a)           of the occurrence of any Default;

(b)           of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $25,000,000; and

(c)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; including (i) breach or non-performance of, or any default under, a Contractual Obligation of either of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between either of the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the either of the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, KKR Financial will do all things necessary to maintain its status as a REIT.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  Maintain proper books of record and account, in conformity with GAAP consistently applied.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers (subject to reasonable requirements of confidentiality); provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Loans only for working capital requirements and other general corporate purposes consistent with KKR Financial’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2006.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           as to Collateral only, Liens pursuant to or as contemplated in any Loan Document and Permitted Encumbrances (only with respect to clauses (a) and (e) of the definition thereof) subordinate to such Liens; and

(b)           as to all other assets and properties of the Borrowers and their Subsidiaries other than Collateral:

(i)            Permitted Encumbrances;

(ii)           Liens pursuant to or as contemplated in any Loan Document;

(iii)          Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property or asset covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(iv)          Liens securing Indebtedness permitted under Section 7.03(k);

(v)           Liens on cash deposits with issuers of letters of credit in support of Letter of Credit Obligations permitted under Section 7.03(j);

(vi)          any Lien existing on any property or asset prior to the acquisition thereof by any of the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any of the Borrowers or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

(vii)         Liens on any property or asset that secures any Swap Contract (including any total rate of return Swap Contract) or any other Secured Indebtedness or any related obligation incurred in connection with the transactions contemplated thereby.

(viii)        For the avoidance of doubt, except to the extent that the Borrowers grant a Lien to the trustee of any Trust Preferred Financing Vehicle, the parties agree that the rights of such trustee in respect of any Trust Preferred Indebtedness permitted under this Agreement shall not be deemed a Lien hereunder.

7.02        Investments.  Make any Investments, except:

(a)           Permitted Investments;

(b)           Investments by any Borrower or any Subsidiary existing as of the Restatement Closing Date;

(c)           Investments of the Borrowers in any Subsidiary and Investments of any Subsidiary in the either of the Borrowers or in another Subsidiary;

(d)           Guarantees of Letter of Credit Obligations permitted by Section 7.03;

(e)           Investments in any Financing SPE or Trust Preferred Financing Vehicle, including any Financing SPE or Trust Preferred Financing Vehicle established after the date hereof, for the purpose of facilitating a Securitization or Trust Preferred Securities Transaction; and

(f)            other Investments (including total rate of return Swap Contracts and other Swap Contacts) made by any Borrower or any Subsidiary in the course of such Borrower’s or such Subsidiary’s business and consistent with KKR Financial’s business as described in its Form 10-K filed with the Securities and Exchange Commission on March 29, 2006.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the terms and conditions of such extensions, renewals or refinancings of such Indebtedness do not, in the Administrative Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Borrowers or impair any Borrower’s creditworthiness and (ii) such extensions, renewals or refinancings of such Indebtedness do not result in an increase in the principal amount of such Indebtedness so extended, renewed or refinanced or add any Borrower as liable with respect thereto if such Borrower was not liable with respect to the original Indebtedness;

(c)           Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary;

(d)           Guarantees of the Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any consolidated Subsidiary;

(e)           obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Swap Contract (including any total rate of return Swap Contract);

(f)            Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(g)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the course of ordinary business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)           Unsecured Indebtedness;

(i)            Letter of Credit Obligations, up to a maximum amount outstanding at any time not greater than $10,000,000;

(j)            Indebtedness arising from the occasional honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and not from an overdraft credit facility granted by the bank or other financial institution;

(k)           other Secured Indebtedness; and

(l)            Trust Preferred Indebtedness and related Trust Preferred Guarantees and Trust Preferred Securities incurred, executed or issued respectively, as part of a Trust Preferred Securities Transaction.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.02

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary;

(c)           any Subsidiary may liquidate or dissolve if the Borrower which is the parent of such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; and

(d)           any Financing SPE may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets in connection with a Securitization, provided that the proceeds of such Securitization in excess of the amount such Financing SPE is required to pay to any holder of any debt obligation or equity interests issued by such Financing SPE pursuant to the terms of such Securitization are paid to a Borrower promptly thereafter.

Notwithstanding the foregoing, none of the Borrowers will, nor will permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Borrower and its Subsidiaries on the date of execution of this Agreement, businesses reasonably related thereto or that is a reasonable extension, development or expansion thereof.  It is understood that a Trust Preferred Securities Transaction consummated for purposes of financing the type of business of such Borrower or Subsidiary as of the date of execution of this Agreement shall not be deemed to violate the foregoing restriction.

For the avoidance of doubt, the transfer of legal ownership of any Trust Preferred Indebtedness permitted under this Agreement to a trustee pursuant to a Trust Preferred Securities Transaction shall not be deemed to be a sale, transfer, lease or other disposition of any assets to such trustee.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of assets other than Collateral in the course of the Borrower’s or any Subsidiary’s business and consistent with KKR Financial’s business as described in its Form 10-K filed with the Securities and Exchange Commission on March 29, 2006;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to a Borrower or to a consolidated Subsidiary;

(e)           Dispositions of Collateral to the extent permitted by the Security Documents; and

(f)            Dispositions permitted by Section 7.04.

For the avoidance of doubt, the transfer of legal ownership of any Trust Preferred Indebtedness permitted under this Agreement to a trustee pursuant to a Trust Preferred Securities Transaction shall not be deemed to be a sale, transfer, lease or other disposition of any assets to said trustee.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           so long as (i) no event constituting a Default under Sections 8.01(a), 8.01(f) or 8.01(h) or shall have occurred and be continuing, and (ii) no Event of Default shall have occurred and be continuing, in each case, at the time of or would result therefrom, KKR Financial may declare and make Restricted Payments in cash to any Person that owns an Equity Interest in KKR Financial, ratably according to their respective holdings of the type of Equity Interest of the applicable class or series in respect of which such Restricted Payment is being made;

(b)           each Subsidiary (including, without limitation, KKR TRS and KKR Holdings) may declare and make Restricted Payments to the Borrowers, and to any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest of the applicable class or series in respect of which such Restricted Payment is being made;

(c)           the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(d)           any Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Borrower and its Subsidiaries.

7.07        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Borrower except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions for which KKR Financial or such Subsidiary is obligated under the Management Agreement and (d) any Restricted Payment permitted by Section 7.06.

7.08        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that restricts or imposes any condition upon (i) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document or upon any Financing SPE by any lender thereto or investor therein or upon any Trust Preferred Financing Vehicle in respect of its common securities issued to a Borrower or any Subsidiary of a Borrower, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

For the avoidance of doubt, except to the extent that the Borrowers grant a Lien to the trustee of any Trust Preferred Financing Vehicle, the parties agree that the rights of such trustee in respect of any Trust Preferred Indebtedness permitted under this Agreement shall not be deemed a Lien hereunder.

7.09        Financial Covenants.

(a)           Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth, at any time, to be less than the greater of (i) $1,425,000,000 or (ii) an amount equal to 85% of KKR Financial’s Consolidated Tangible Net Worth as at March 31, 2006, in either case, plus an amount equal to 85% of the net proceeds received from the issuance and sale, after the date hereof, of Equity Interests of KKR Financial or any Subsidiary (other than issuances to any Borrower or a wholly-owned Subsidiary), including upon any conversion of Debt Securities of KKR Financial into such Equity Interests.

(b)           Leverage Ratio.  Permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth, at any time, to exceed the ratio of 12.50 to 1.00.

(c)           Positive Net Income.  Permit KKR Financial’s Consolidated Net Income to be less than $1.00 for any fiscal quarter.

7.10        Management Fees; Compensation.  Pay management fees, incentive fees or otherwise increase the compensation payable to KKR Financial Advisors LLC pursuant to the Management Agreement, in excess of those fees and compensation levels in effect as of the Closing Date, without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

7.11        Fiscal Year.  Change its fiscal year for accounting purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

7.12        Margin Regulations; Securities Laws.  Use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

7.13        Investment Policies.  Materially alter the policies contained in the amended and restated polices adopted by the board of directors of KKR Financial Corp. on April 5, 2005 and amended by such directors on February 1, 2006 without obtaining the prior written consent of the Administrative Agent, which, shall not be unreasonably withheld or delayed; provided that if the Administrative Agent has not responded within 10 Business Days after written request for a consent by the Borrowers, it shall be deemed to have consented.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower fails to pa         y (i) when due or as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 (Notices), 6.05(a) (Preservation of Existence), or 6.11 (Use of Proceeds) or Article VII (Negative Covenants). Any Borrower fails to perform or observe any covenant contained in Section 6.02 (Certificates; Other Information) (other than the proviso in the first sentence of the penultimate paragraph thereof) and such failure continues for five (5) Business Days after notice thereof from the Administrative Agent; or

(c)           Other Defaults.  Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice may be given at the option of the Administrative Agent, and will be given at the request of the Required Lenders); or

(d)           Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall, after taking into account any materiality or other qualification contained therein, prove to have been incorrect when made or deemed made; or

(e)           Cross-Default.  Any Borrower (i) fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after all applicable grace periods have expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 8.01(e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)            Insolvency Proceedings, Etc.  (i) Any Borrower or any Subsidiary (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in sub-part (ii) of this Section 8.01(f), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors or (F) takes any action for the purpose of effecting any of the foregoing, or (ii) an involuntary proceeding is commenced or an involuntary petition is filed seeking (A) liquidation, reorganization or other relief in respect of any Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)           Inability to Pay Debts; Attachment.  Any Borrower or any Subsidiary becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or

(h)           Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 is rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment; or

(i)            ERISA.  An ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j)            Management.  KKR Financial Advisors LLC shall cease to (i) serve as manager and adviser to the Borrowers or (ii) be an Affiliate of Kohlberg Kravis Roberts & Co. L.P.; or

(k)           Invalidity of Loan Documents.  Any Loan Document shall cease to be valid and binding on, or enforceable against, any Borrower, or any Borrower shall so assert in writing. or

(l)            Change of Control.  There occurs any Change of Control.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing (other than an event with respect to a Borrower described in Section 8.01(f)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:

(a)           terminate the Commitments, and thereupon the Commitments shall terminate immediately, and;

(b)           declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers;

provided, however, that in case of any event with respect to a Borrower described in Section 8.01(f), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers.

8.03        Application of Funds.  In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), such monies shall be distributed for application as follows:

First, to the payment of, or (as the case may be) the reimbursement of, the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to any fees payable to the Administrative Agent and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York;

Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto;

Notwithstanding the foregoing, any payment of the Obligations hereunder shall be apportioned, within each category above, first, to Obligations in respect of Tranche A Loans and, second, to Obligations in respect of Tranche B Loans.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent.  No Lender or Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Closing Date specifying its objection thereto.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Syndication Agents and the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or where the Borrowers are permitted to obtain such release pursuant to the terms of the Security Documents, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenants hereunder (or any defined term used therein);

(e)           change any components of the definitions of Eligible Specified Financial Asset, Tranche A Specified Financial Asset, Tranche B Specified Financial Asset or Specified Percentage, without the written consent of the Required Lenders; provided that (i) the addition of any new type of Tranche A Specified Financial Asset or Tranche B Specified Financial Asset and (ii) any increase in any Specified Percentage shall require the written consent of each Lender;

(f)            change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby , or change any provision relating to the pro rata disbursement of funds to the Lenders, in each case, without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)           amend, modify or waive the provisions of Section 2.04(c) without the written consent of each Lender or

(i)            release all or substantially all of the Collateral and terminate the Security Agreement without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline

Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrowers, the Administrative Agent or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process notices pursuant to Section 10.14, notices that are prohibited from being so delivered under applicable law, and notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in an aggregate amount not greater than that specified in the Commitment Letter, dated June 16, 2006 among the Borrowers, the Administrative Agent and the Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any of the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to such Borrower or any such Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the Borrowers, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Borrowers’ election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrowers shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrowers to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include the Borrowers and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrowers; (iii) the Borrowers shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrowers shall authorize such Indemnitee to employ separate counsel at the Borrowers’ expense.  The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrowers’ consent, which consent may not be unreasonably withheld or delayed.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)           in any case not described in subsection 10.06(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection 10.06(b)(i)(B) of this Section and, in addition:

(A)          the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)           the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary and the transfer of any Loan shall not be recognized except to the extent reflected on the Register.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.06 is intended to cause the Loans to be treated as being in registered form within the meaning of U.S. Treasury Regulation Section 103-1(c) and will be interpreted in accordance with that intention.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may upon 30 days’ notice to the Borrowers, resign as Swingline Lender.  In the event of any such resignation as Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Swingline Lender, as the case may be.  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Daily Floating Eurodollar Loans or fund risk participations in outstanding Swingline Loans.  Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, as the case may be.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, in each case, who have a need to know such Information in connection with the performance of their respective duties hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement executed and delivered to and for the benefit of the Borrowers containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary (whether before or after the Restatement Closing Date) or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information either is clearly identified at the time of delivery as confidential or is material non-public information.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws and (d) the confidentiality provisions contained herein, in so far as such provisions relate to material proprietary Information, shall survive for 12 months following the Maturity Date and, in so far as such provisions relate to material non-public information, shall survive in accordance with applicable law.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after providing prior written notice to the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the applicable Borrower  against any and all of the obligations of the applicable Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c)           such assignment does not conflict with applicable Laws; and

(d)           such assignment is made in accordance with Section 10.06(b)(iii)(B).

(e)           A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY

JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrowers or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrowers  or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

10.17      Entire Agreement.  Effective upon the satisfaction of the conditions precedent in Section 4.01, this Agreement amends, restates and supersedes in its entirety the Existing Credit Agreement.  This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KKR FINANCIAL CORP.,

By:
Name:
Title:

KKR TRS HOLDINGS, INC.,

By:
Name:
Title:

KKR TRS HOLDINGS, LTD.,

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender,
and Swingline Lender

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as a Syndication Agent

By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as a
Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a
Syndication Agent and a Lender

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$75,000,000	9.375%

Citibank	$75,000,000	9.375%

J.P. Morgan Chase Bank, N.A.	$75,000,000	9.375%

Bank of Nova Scotia	$75,000,000	9.375%

Credit Suisse	$75,000,000	9.375%

Goldman Sachs Mortgage Company	$75,000,000	9.375%

Royal Bank of Canada	$75,000,000	9.375%

Commerzbank Aktiengesellschaft	$50,000,000	6.25%

Fortis Capital Corp.	$50,000,000	6.25%

Mizuho Corporate Bank, Ltd.	$50,000,000	6.25%

Morgan Stanley	$50,000,000	6.25%

Wachovia Bank, National Association	$50,000,000	6.25%

Sumitomo Mitsui Banking	$25,000,000	3.125%

Total	$800,000,000	100.000000000%

1

SCHEDULE 5.06

LITIGATION

None.

1

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

None.

1

SCHEDULE 7.01

EXISTING LIENS

1

SCHEDULE 7.03

Existing Indebtedness

1

SCHEDULE 7.08

Burdensome Agreements

1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

KKR FINANCIAL CORP.

555 California Street, 50th Floor

San Francisco, CA 94104

Attention: Treasurer

Telephone: 415-315-3620

Telecopier: 415-391-3330

Electronic Mail:  powej@kkr.com

Website Address:  www.kkrfinancial.com

U.S. Taxpayer Identification Number: 20-1426618

KKR TRS HOLDINGS, INC.

555 California Street, 50th Floor

San Francisco, CA 94104

Attention: Treasurer

Telephone: 415-315-3620

Telecopier:  415-391-3330

Electronic Mail:  powej@kkr.com

U.S. Taxpayer Identification Number: 20-1527391

KKR TRS HOLDINGS, LTD.

555 California Street, 50th Floor

San Francisco, CA 94104

Attention: Treasurer

Telephone: 415-315-3620

Telecopier:  415-391-3330

Electronic Mail:  powej@kkr.com

with a copy to:

Maples Finance Limited

P.O. Box 1093 G.T.

George Town

Grand Cayman

Cayman Islands

Attention: Hugh Thompson

Telephone: 345-945-7099

Telecopier: 345-945-7100

1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, TX  75202

Attention:  Shelley A. Bloom, Credit Services

Telephone:  214-209-4103

Facsimile:  214-290-9462

Electronic Mail:  shelley.a.bloom@bankofamerica.com

Account No.:  1292000883

Account Name:  Corporate Credit Services

Ref: KKR Financial

ABA# 026-009-593

Other Notices as Administrative Agent:

Bank of America, N.A.

901 Main Street, 66th Floor

Dallas, TX  75202

Attention:  Elizabeth Kurilecz, Senior Vice President

Telephone:  214-209-0975

Facsimile:  214-209-0670

Electronic Mail: elizabeth.kurilecz@bankofamerica.com

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, TX  75202

Attention:  Henry Pennell, Vice President

Telephone:  214-209-1226

Facsimile:  214-290-9448

Electronic Mail: henry.pennell@bankofamerica.com

SWINGLINE LENDER:

Bank of America, N.A.

901 Main Street, 66th Floor

Dallas, TX  75202

Attention:  Elizabeth Kurilecz, Senior Vice President

Telephone:  214-209-0975

Facsimile:  214-209-0670

Electronic Mail: elizabeth.kurilecz@bankofamerica.com

Account No.: 1292000883

Ref: KKR Financial

ABA# 026-009-593

2

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0	-

Each additional concurrent assignment or suballocations to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

1

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date:                  ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KKR Financial Corp., KKR TRS Holdings, Inc., KKR TRS Holdings, Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans    ☐ A conversion or continuation of Loans

☐ In or ☐ Not in connection with the purchase of an Eligible Specified Financial Asset.

1.                                       On                                                                   (a Business Day).

2.                                       In the amount of $                                         .

3.                                       Comprised of                                                .

[Type and Tenor of Revolving Loan requested]

4.                                       For Fixed Period Eurodollar Loans:  with an Interest Period of         months.

5.                                     [In connection with the purchase of the following Eligible Specified Financial Asset in the amount indicated:

(a)                                  Obligor:                                                                           .]

(b)                                 CUSIP No. :                                                                           .]

(c)                                  Dollar Amount:                                                                            .]

(d)                                 Other Information:                                                                             .]

The following are Borrower’s instructions for distribution of loan proceeds (appropriate wire instructions, deposit account information, etc.):

[                                          ]

[                                          ]

A-1

The Revolving Loan, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[BORROWER]
By:
Name:
Title:

A-2

EXHIBIT B

FORM OF SWINGLINE LOAN NOTICE

Date:                          ,

To:                              Bank of America, N.A., as Swingline Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KKR Financial Corp., KKR TRS Holdings, Inc., KKR TRS Holdings, Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

The undersigned hereby requests a Swingline Loan:

☐ In or ☐ Not in connection with the purchase of an Eligible Specified Financial Asset.

1.                                       On                                                                         (a Business Day).

2.                                       In the amount of $                                      .

3.                                       Comprised of                                             .

[Type and Tenor of Swingline Loan requested]

4.                                       [In connection with the purchase of the following Eligible Specified Financial Asset in the amount indicated:

(a)                                  Obligor:                                                                                .]

(b)                                 CUSIP No. :                                                                            .]

(c)                                  Dollar Amount:                                                                            .]

(d)                                 Other Information:                                                                           .]

The following are Borrower’s instructions for distribution of loan proceeds (appropriate wire instructions, deposit account information, etc.):

[                                         ]

[                                         ]

B-1

The Swingline Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.03(a) of the Agreement.

[BORROWER]

By:
Name:
Title:

s

B-2

EXHIBIT C

FORM OF PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          (the “Lender”) [or to its order] [or registered assigns], in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [Revolving][Swingline] Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KKR Financial Corp., KKR TRS Holdings, Inc., KKR TRS Holdings, Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

The Borrowers promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  [For Revolving Loan Notes: Except as otherwise provided in the Agreement with respect to Swingline Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.]  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Tenor of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF BORROWING BASE REPORT

Dated as of:

For the period ending:

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KKR Financial Corp. (“KKR Financial”), KKR TRS Holdings, Inc. (“KKR TRS”), KKR TRS Holdings, Ltd. (together with KKR Financial and KKR TRS, the “Borrowers” and each individually, a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

The undersigned,                             , the duly elected and qualified Responsible Officer[(s)] of the Borrowers hereby certifies that (a) the information set forth in this Borrowing Base Report is true and correct as of the last day of the period specified herein, (b) the representations and warranties of each of the Borrowers contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Borrowing Base Report except to the extent such representations and warranties relate solely to an earlier date, (c) this Borrowing Base Report has been prepared in accordance with the applicable provisions of the Credit Agreement relating to the computation of the Borrowing Base and the various components thereof, and (d) as of the date of this Borrowing Base Report, there exists no Default or Event of Default.

KKR FINANCIAL CORP.
By:
Name:
Title:
KKR TRS HOLDINGS, INC.
By:
Name:
Title:
KKR TRS HOLDINGS, LTD.
By:
Name:
Title:

Borrowing Base Worksheet

TRANCHE A

Eligible Specified Financial Asset*	Value(1)	Date Pledged	Valuation Source	Specified Percentage	Concentration Limit (if applicable)(2) or Applicable Sublimit(3)	Total

Include within each category below a reasonably detailed description of each Eligible Specified Financial Asset within such category to be included in the Borrowing Base.
	multiplied by				equals
Cash				100%
Certificates of deposit				95%
Commercial paper				95%
United States obligations consisting of interest rate strips or zero coupon obligations				90%
Other United States obligations maturing in 10 or more and up to 30 years				95%

(1)            As determined pursuant to the definition of Value in the Credit Agreement.

(2)            Pursuant to the definition of Concentration Limit: (i) the exclusion from the Tranche B Borrowing Base of an amount (without duplication) attributable to any second lien Bank Loans, Mezzanine Obligations and Bridge Loans considered in the aggregate (including without limitation any of the same that are also Delayed Draw Loans), to the extent that the amount included in such Borrowing Base would exceed 50% of the Aggregate Revolving Commitment Amount, (ii) with respect to any single Eligible Specified Financial Asset (other than CLO/CBO/CDO Tranches), the exclusion from the Tranche B Borrowing Base of an amount attributable to such Eligible Specified Financial Asset, to the extent that (a) the amount included in such Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart set forth in the definition of “Concentration Limit” and (b) the number of investments in any single Eligible Specified Financial Asset exceeds the maximum number of investments for each category as specified in the chart set forth in the definition of “Concentration Limit”, (iii) with respect to any Single Obligor of one or more Eligible Specified Financial Assets (other than CLO/CBO/CDO Tranches), the exclusion from the Tranche B Borrowing Base of an amount attributable to such Single Obligor, to the extent that (a) the amount included in the Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart set forth in the definition of “Concentration Limit” and (b) the number of investments attributable to any Single Obligor exceeds the maximum number of investments for each category as specified in the chart set forth in the definition of “Concentration Limit” and (iv) with respect to any first lien Bank Loans, second lien Bank Loans, Mezzanine Obligations, Bridge Loans and MBS IOs, to the extent there is no Debt Rating (each, an “Unrated Asset”), considered individually, with no Debt Rating, the exclusion from the Tranche B Borrowing Base of an amount attributable to such Eligible Specified Financial Asset, to the extent that (a) the amount included in such Borrowing Base would exceed the applicable maximum Net Value Amount for each category as specified in the chart set forth in the definition of “Concentration Limit” and (b) the number of investments in any unrated Eligible Specified Financial Asset exceeds the maximum number of investments for each category as specified in the chart set forth in the definition of “Concentration Limit” and (v) the exclusion from the Tranche B Borrowing Base of an amount attributable to CLO/CBO/CDO Tranches considered in the aggregate, to the extent that the amount included in such Borrowing Base would exceed 50% of the Aggregate Revolving Commitment Amount.

(3)            Pursuant to the definition of Applicable Sublimit, amounts shall be included to the extent that the amount included in the Tranche B Borrowing Base would exceed the amount/maximum time period shown in the chart for the applicable Eligible Specified Financial Asset.

Eligible Specified Financial Asset*	Value(1)	Date Pledged	Valuation Source	Specified Percentage	Concentration Limit (if applicable)(2) or Applicable Sublimit(3)	Total

Include within each category below a reasonably detailed description of each Eligible Specified Financial Asset within such category to be included in the Borrowing Base.
	multiplied by				equals
Other United States obligations maturing in 2 or more but less than 10 years				97%
Other United States obligations maturing in less than 2 years				98%
MBS rated AAA and with a weighted average life of less than five years				95%
MBS rated AA to AA+ and with a weighted average life of less than five years				90%
MBS rated A to AA- and with a weighted average life of less than five years				85%

Borrowing Base Worksheet

TRANCHE B

Eligible Specified Financial Asset*	Value(1)	Date Pledged	Valuation Source	Specified Percentage	Concentration Limit (if applicable)(2) or Applicable Sublimit(3)	Total

Include within each category below a reasonably detailed description of each Eligible Specified Financial Asset within such category to be included in the Borrowing Base.
	multiplied by				equals
Publicly traded investment grade Debt Securities
a. BBB+ or higher				90%
b. BBB thru BBB-				80%
Rule 144A private placed Debt Securities					Unlimited(4)

(4)            Subject to no restrictions on Bank of America’s ability as Administrative Agent to sell any securities financed in the Senior Credit Facility.  A sublimit of 15% of the Aggregate Commitment Amount will apply to 144A privately placed debt transactions that are less than $100 million in aggregate and in which KKR Financial owns more than 33% of the total issuance.

Eligible Specified Financial Asset*	Value(1)	Date Pledged	Valuation Source	Specified Percentage	Concentration Limit (if applicable)(2) or Applicable Sublimit(3)	Total

Include within each category below a reasonably detailed description of each Eligible Specified Financial Asset within such category to be included in the Borrowing Base.
	multiplied by				equals
a. NAIC 1 / AAA thru A-				85%
b. NAIC 2 / BBB+ thru BBB-				80%
c. NAIC 3 / BB+ thru BB				75%
d. NAIC 4 / BB- thru B-				60%
e. NAIC 5 / CCC+ thru CCC-				50%
Other Debt Securities, excluding MBS, rated BB+/Bal through BB-/B3				75%
Other Debt Securities, excluding MBS, rated B+/B1 through B-/B3				60%
Other Debt Securities, excluding MBS, rated CCC+/Caal through CCC-/Caa3				50%
First lien Bank Loans				85%
Second lien Bank Loans				70%	Amount in excess of 50% of the Aggregate Commitment Amount
Real estate related Mezzanine Obligations				60%	Amount in excess of 50% of the Aggregate Commitment Amount
Mezzanine Obligations (other than real estate related Mezzanine Obligations)				50%	Amount in excess of 50% of the Aggregate Commitment Amount
Bridge Loans				50%	Amount in excess of 50% of the Aggregate Commitment Amount
MBS rated BBB- to A- and with a weighted average life of less than five years				75%
MBS rated BB- to BB+ and with a weighted average life of less than five years				50%

Eligible Specified Financial Asset*	Value(1)	Date Pledged	Valuation Source	Specified Percentage	Concentration Limit (if applicable)(2) or Applicable Sublimit(3)	Total

Include within each category below a reasonably detailed description of each Eligible Specified Financial Asset within such category to be included in the Borrowing Base.
	multiplied by				equals
CLO/CBO/CDO Tranches rated BB+/Ba1 or lower (including non-rated) on transactions managed by KKR Financial LLC or an Affiliate thereof				40%	Amount in excess of 50% of the Aggregate Commitment Amount
Investments Denominated in Foreign Currency (Euros, Pounds or Yen)				Various (5)	Amount in excess of $100 million
KKR Financial CLO/CBO/CDO Securitizations
a. AAA thru A-				90%	0$200 million(6)
b. BBB+ and BBB				80%	0$100 million(6)
Mortgage-backed Debt Securities Interest Only Strips					Amount in excess of $50 million
a. FNMA Interest Only Strips				50%
b. Non-Agency Interest Only Strips				40%
Senior Unsecured Bank Loans
a. BBB- or higher				80%
b. BB+ thru BB-				75%
c. B+ thru B-				70%
d. CCC+ thru CCC-				50%	Amount in excess of $100 million
					Subtotal
					Borrowing Base =

(5)            Specified Percentage should be same as the Specified Percentages applicable to U.S. currency denominated assets if micro hedged for foreign exchange. If not, the Specified Percentage should be decreased by 5%. Subject to confirmation of obtaining first lien on foreign exchange hedges.

(6)            Amounts attributable to CLO/CBO/CDO Securitizations rated BBB or better shall be excluded from the Tranche B Borrowing Base to the extent that any such Eligible Specified Financial Assets have been included in such Borrowing Base for more than 120 days.

*                    Exclude any Specified Financial Asset, or Participation Interest therein, of any Borrower to the extent such Specified Financial Asset, or Participation Interest therein, fails to satisfy each of the following criteria pursuant to the definition of Eligible Specified Financial Asset.

(a)             in which, to secure the Obligations, whether contingent or otherwise, the Administrative Agent has a security interest (i) perfected by the Administrative Agent’s possession or by “control” (as defined in §§ 8-106, 9-104, 9-105 and 9-106 of the Uniform Commercial Code of the State of New York) in favor of the Administrative Agent (with, if the Administrative Agent so elects and terminates the Collateral Agreement, another custodian or securities intermediary designated by the Administrative Agent with the Borrowers’ consent, which consent shall not be unreasonably withheld or delayed, for the purposes of obtaining control), or, if in the reasonable opinion of the Administrative Agent it is not possible or practicable to perfect the security interest by the Administrative Agent’s possession or by “control” in favor of the Administrative Agent, is otherwise perfected, and perfected in such a way as to be entitled to first priority, to the reasonable satisfaction of the Administrative Agent and (ii) is capable of being enforced by the Administrative Agent without the consent of any third party (other than, in the case of a Specified Asset that is a loan, the customary requirement of the consent of the administrative agent or, unless the loan is in default, borrower or material obligor of the loan) or resort to judicial process;

(b)            which is not otherwise subject to any prior security interest, lien or encumbrance other than liens in favor of the Administrative Agent for the benefit of the Lenders;

(c)             which is not in default as of the date on which such asset was acquired by the Borrowers;

(d)            which is not subject to any right of recoupment or set-off;

(e)             in respect of which, unless under the “control” of the Administrative Agent acting as a securities intermediary, such Borrower has issued to the applicable issuer or material obligor (or, if payments are made through an agent, to the applicable agent) an instruction directing all payments of amounts payable to such Borrower in respect of such Specified Financial Asset to the Custodial Account or another account approved by the Administrative Agent;

(f)               the Value of which to be included, for purposes of the computation of the applicable Borrowing Base at any time, has been obtained, or, if required to be updated, has been obtained in response to the update requirement, and to the extent such Value is not being disputed by the Administrative Agent;

(g)            for which the depositary bank, issuer or material obligor, as the case may be, excluding any issuer of securities by a special purpose entity in a securitization, is organized and has its chief executive office in (i) the United States of America, or (ii) if approved by the Administrative Agent in its sole discretion, which shall be exercised in a commercially reasonable manner, Belgium, France, Italy, Luxembourg, Netherlands, Germany, Denmark, Ireland, United Kingdom, Austria, Finland. Sweden or Japan;

(h)            which is denominated in U.S. Dollars, Euros, British Pounds or Japanese Yen;

(i)                is not “margin stock” as defined in Regulation U of the Federal Reserve Board;

(j)                in the case of a first or second lien Bank Loan, Mezzanine Obligation or Bridge Loan, that is a term loan, and is either a Delayed Draw Loan or has been fully funded (i.e., is not subject to an additional lending commitment) and is not in default; and

(k)             in the case of a Participation Interest, which the Administrative Agent is reasonably satisfied is a “true” participating interest rather than being a financing and is consistent with market norms for agreements between unaffiliated entities dealing at arm’s length.

Notwithstanding the foregoing, in the case of an asset included in the applicable Borrowing Base solely pursuant to the proviso of the definition of either Tranche A Borrowing Base or Tranche B Borrowing Base contained in the Credit Agreement in connection with a Borrowing the requirements of clauses (a), (b), (c) and (d) need not be met for the asset to qualify as an Eligible Specified Financial Asset until the expiration of three Business Days following the date of the Borrowing so long as during the three Business Day period, the Administrative Agent has a perfected security interest in the asset, provided, however, that the Value of the asset does not exceed $25,000,000.

ANNEX 1

DESCRIPTION OF EACH ELIGIBLE SPECIFIED FINANCIAL ASSET

[To include all Related Borrowing Base Information for each Eligible Specified Financial Asset to be included in the Borrowing Base]

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                    ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KKR Financial Corp. (“KKR Financial”), KKR TRS Holdings, Inc., KKR TRS Holdings, Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                   of KKR Financial, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of KKR Financial, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Borrowers have made available to the Lenders the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of KKR Financial ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Borrowers have made available to the Lenders the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of KKR Financial ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of KKR Financial and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of KKR Financial during the accounting period covered by the financial statements referred to above.

3.             A review of the activities of KKR Financial during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period KKR Financial performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, KKR Financial performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of KKR Financial contained in Article V of the Agreement, and any representations and warranties of any Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                    ,               .

KKR FINANCIAL CORP.

By:
Name:
Title:

KKR TRS HOLDINGS, INC.

By:
Name:
Title:

KKR TRS HOLDINGS, LTD.

By:
Name:
Title:

For the Quarter/Year ended                                   (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.09(a) – Consolidated Tangible Net Worth.

	A.	Consolidated Tangible Net Worth at Statement Date:

		1.	Consolidated Net Worth:	$

		2.	Intangibles:	$

		3.	Consolidated Tangible Net Worth (Line I.A1 less Line I.A.2):	$

	B.		85% of Consolidated Tangible Net Worth as at the fiscal quarter ended March 31, 2006 (no reduction for losses):	$

	C.		85% of increases in Shareholders’ Equity after date of Agreement from issuance and sale of Equity Interests:	$

	D.		Minimum required Consolidated Tangible Net Worth:	$

	E.		Excess (deficient) for covenant compliance (Line I.A — I.D):	$

II.	Section 7. 09 (b) – Leverage Ratio.

	A.	Consolidated Total Liabilities at Statement Date:	$

	B.	Consolidated Tangible Net Worth for Subject Period:	$

	C.	Consolidated Leverage Ratio:	$

III.	Section 7.09 (c) – Positive Net Income:	$

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower(s):
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement, dated as of September 15, 2006 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;”), among KKR Financial Corp., KKR TRS Holdings, Inc., KKR TRS Holdings, Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., as Syndication Agents.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	]

Effective Date:                        , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:
[Consented to:]
KKR FINANCIAL CORP, as Borrower
By:
Title:

KKR TRS HOLDINGS, INC., as Borrower
By:
Title:
KKR TRS HOLDINGS, LTD., as Borrower
By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                           ]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of KKR Financial, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of                                     [confirm that choice of law provision parallels the Credit Agreement].

EXHIBIT G-1

KKR FINANCIAL LLC

KKR FINANCIAL CORP.

KKR FINANCIAL ADVISORS LLC

ANDREW SOSSEN

                             , 2006

Bank of America, N.A.,

as Administrative Agent

270 Park Avenue, 10th Floor
New York, New York 10017

The Lenders

party to the Credit Agreement (as defined below)

listed on Schedule       thereto

Re:                               KKR Financial Corp.

Ladies and Gentlemen:

I am General Counsel of KKR Financial Corp., a corporation organized under the laws of the State of Maryland (“KKR Financial”), and in that capacity I have represented KKR Financial and KKR TRS Holdings, Inc., a corporation organized under the laws of the State of Delaware (“KKR TRS” and together with KKR Financial, the “US Borrowers”), and KKR TRS Holdings, Ltd., a Cayman Islands company (“KKR Holdings” and, together with the US Borrowers, the “Borrowers”) in connection with the execution of that certain Amended and Restated Credit Agreement among the Borrowers, the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (the “Administrative Agent”), dated as of September 15, 2006 (the “Credit Agreement”), a Fee Letter among the US Borrowers, the Administrative Agent and Banc of America Securities LLC, as sole lead arranger, dated as of June 16, 2006 (the “Fee Letter”), an Amended and Restated Collateral Account Control Agreement among the Borrowers, the Administrative Agent and The Bank of New York dated as of September 15, 2006 (the “Collateral Agreement”), and the Amended and Restated Security Agreement among the Borrowers and the Administrative Agent for itself and for the Lenders, dated as of September 15, 2006 (the “Security Agreement”). The Credit Agreement, the Fee Letter, the Collateral Agreement and the Security Agreement are collectively herein referred to as the “Transaction Documents.”  Capitalized terms used but not defined herein are used as defined in the Transaction Documents.

In connection with this opinion, I have examined, among other things, the Transaction Documents, KKR TRS Certificate of Incorporation, KKR TRS’ Bylaws, the resolutions of the Board of Directors of KKR TRS, good standing certificates for KKR TRS and originals, or copies certified or otherwise identified to my satisfaction, of such other records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.  As to factual matters, I have relied upon statements, certificates and other assurances of public officials and of officers and other representatives of the U.S. Borrowers and the other parties to the Transaction Documents and upon such other certificates as I have deemed appropriate, which factual matters have not been independently established or verified by me.  I have assumed (i) that the representations and warranties as to factual matters contained in the Transaction Documents are true and correct, (ii) the genuineness of all signatures and the authenticity of all documents submitted to me as originals, (iii) the conformity with authentic originals of all documents submitted to me as copies and (iv) the legal competency of each individual who executed documents or who purported to act in connection with matters addressed in the opinions expressed below.

On the basis of such examination and subject to the assumptions, limitations, qualifications and exceptions set forth herein, I am of the opinion that:

1.     Each of the U.S. Borrowers is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or other) of each U.S. Borrower and its subsidiaries, considered as a whole.

2.     No consent, approval, authorization or order of, or notice to or filing with, any federal court or governmental agency or body is required to be obtained by the U.S. Borrowers under any federal law or regulation that are generally recognized by a lawyer admitted in New York exercising customary professional diligence as applicable to the U.S. Borrowers or to transactions contemplated by the Transaction Documents, in connection with the execution and delivery by the U.S. Borrowers of the Transaction Documents and the performance by each of the U.S. Borrowers of their obligations thereunder.

3.     The execution and delivery of the Transaction Documents by the U.S. Borrowers and the performance by each of the U.S. Borrowers of their obligations thereunder (a) will not conflict with, result in a breach of, or constitute a default under the terms of any indenture or other agreement or instrument to which any of the U.S. Borrowers is party or bound, (b) will not violate any of the provisions of the Certificate of Incorporation or Bylaws of KKR TRS, (c) will not violate any judgment, order or decree of any court or other tribunal applicable to the U.S. Borrowers, (d) will not violate any law or regulations applicable to the U.S. Borrowers, of any federal court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the U.S. Borrowers, and (e) will not result in the creation or imposition of any lien (other than liens evidenced by the Transaction Documents in favor of the Administrative Agent) on any asset of the U.S. Borrowers.

4.     There is no pending or, to my actual knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the U.S. Borrowers or relating to the transaction contemplated by the Transaction Documents which, in any manner draws into question the validity of the Transaction Documents or which if adversely determined, would have a material adverse effect on the financial position of the U.S. Borrowers.

5.     KKR TRS is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

6.     KKR TRS has the corporate power to execute, deliver and perform its obligations under the Transaction Documents, and it has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents.

7.     The Transaction Documents have been duly authorized, executed and delivered by KKR TRS.

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The opinions expressed above are subject to the following additional assumptions, qualifications, limitations and exceptions:

A.    For purposes of the opinion in paragraph 2 hereof, I have assumed that the U.S. Borrowers will not in the future take any discretionary action (including a decision not to act) that would cause the performance of any of their obligations under any Transaction Document to require a consent, approval, authorization or order to be obtained from a federal governmental authority.

B.    I note that you are receiving an opinion letter dated the date hereof from Hunton & Williams LLP, special counsel to KKR Financial and have, with your permission, relied on that opinion letter as to certain of such matters with respect to KKR Financial (in particular the opinions set forth in paragraphs 1, 2 and 3 thereof), and have assumed that opinion letter is correct.

C.    I am admitted to the bar of the State of New York and the foregoing opinions (except for the opinions in paragraphs 1, 5, 6 and 7 and clause (b) of paragraph 3 hereof) are limited to matters arising under the federal laws of the United States of America and the laws of the State of New York.  I express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto, except to the extent that my opinion in paragraphs 5, 6 and 7 and clause (b) paragraph 3 hereof relate to the Delaware General Corporation Law.

D.    This letter is solely for your benefit in connection with the transactions described in the first paragraph above and may not be quoted or relied upon by, nor may copies be delivered to, any other Person (except that this letter may be furnished to actual and potential assignees and participants with the understanding that this letter speaks only as of the date hereof), nor may this letter be filed with any governmental agency (unless required by applicable law) or be relied upon by you for any other purpose, without my prior written consent.

Very truly yours,

Andrew Sossen
General Counsel

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EXHIBIT G-2

OPINION OF COUNSEL TO THE U.S. BORROWERS

[SIDLEY AUSTIN LLP LETTERHEAD]

June 23, 2006

Bank of America, N.A.
as Administrative Agent
270 Park Avenue, 10th Floor
New York, New York 10017

The Lenders party to the
Credit Agreement (as defined below)

listed on Schedule      thereto

Re:                               KKR Financial Corp. and KKR TRS Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to KKR Financial Corp., a Maryland Corporation and KKR TRS Holdings, Inc., a Delaware corporation (“KKR TRS” and, together with KKR Financial, the “U.S. Borrowers”), and KKR TRS Holdings, Ltd., a Cayman Islands company (“KKR Holdings” and, together with the US Borrowers, the “Borrowers”) in connection with the Amended and Restated Credit Agreement of even date herewith (the “Credit Agreement”) among the U.S. Borrowers, the financial institutions parties thereto as lenders (the “Lenders”) and Bank of America, N.A. as Administrative Agent, and the transactions contemplated thereby.  This opinion letter is furnished to you at the request of the U.S. Borrowers pursuant to Article IV of the Credit Agreement.  Capitalized terms not otherwise defined herein have the meanings specified in the Credit Agreement.  Non-capitalized terms used in, or in connection with, the opinions given in Paragraphs 4 and 5 hereof are used as defined in the Uniform Commercial Code as enacted in the State of New York (the “New York UCC”), to the extent that they are defined therein.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

(i)            the Credit Agreement;

(ii)           the Amended and Restated Security Agreement of even date herewith among the Borrowers and the Administrative Agent (the “Security Agreement”)

(iii)          the Amended and Restated Collateral Account Control Agreement of even date herewith among the Borrowers, the Administrative Agent and The Bank of New York (the “Collateral Agreement”)

(iv)          the Fee Letter, dated June 16, 2006, by and among each of the Borrowers, the Administrative Agent and Banc of America Securities LLC; and

(v)           the Uniform Commercial Code financing statement naming KKR TRS as debtor and the Administrative Agent as secured party (the “Financing Statement”), filed with the office of the Secretary of State of the State of Delaware (the “Filing Office”), a copy of which is attached hereto as Exhibit A.

The Credit Agreement, the Security Agreement and the Collateral Agreement are sometimes hereinafter referred to collectively as the “Loan Documents.”  The Loan Documents and the Financing Statement are hereinafter collectively referred to as the “Transaction Documents.”  As used herein, “Applicable Law” means those laws, rules and regulations that are generally recognized by a lawyer admitted in New York exercising customary professional diligence as applicable to the transactions contemplated in the Loan Documents.  In addition, as used herein:

“Account” has the meaning specified the Collateral Agreement;

“Federal Book-Entry Regulations” means (i) the United States Department of the Treasury’s regulations governing the transfer and pledge of marketable securities issued by the U.S. Treasury and maintained in the form of entries in the TRADES book-entry system in the records of the federal reserve banks and set forth in 31 C.F.R. Part 357, (ii) the United States Department of Housing and Urban Development’s regulations governing the transfer and pledge of securities issued by Federal National Mortgage Association (“FNMA”) or Federal Home Loan Mortgage Corporation (“FHLMC”), in each case maintained in the form of entries in the records of federal reserve banks and set forth in 24 C.F.R. Part 81, and (iii) the United States Department of Housing and Urban Development’s regulations governing the transfer and pledge of securities issued by Government National Mortgage Association (“GNMA”) maintained in the form of entries in the records of federal reserve banks and set forth in 24 C.F.R. Part 350;

“Federal Book-Entry Securities” means securities issued in book-entry form by the United States Treasury, FNMA, FHLMC or GNMA which are subject to the Federal Book-Entry Regulations;

“Financial Asset” means “financial asset” as defined in Section 8-102(a)(9) of the New York UCC;

“Security Entitlement” means “security entitlement” (as defined in Section 8-102(a)(17) of the New York UCC) with respect to Financial Assets now or hereafter credited to the Account and, with respect to Federal Book-Entry Securities (as hereinafter defined), “security entitlements” within the meaning of the Federal Book-Entry Regulations with respect to Federal Book-Entry Securities now or hereafter credited to the Account; and

“Securities Intermediary” means The Bank of New York solely in its capacity as a “securities intermediary” as defined in the New York UCC and Federal Book-Entry Regulations and under Collateral Agreement.

In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) as to matters of fact, certificates and representations of officers and representatives of the U.S. Borrowers, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the U.S. Borrowers, as we have deemed relevant or necessary as the basis for such opinions.  We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by the U.S. Borrowers in the Loan Documents, in each case with respect to the factual matters set forth therein.  We have assumed the genuineness of all signatures,

G-2-2

the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons.

In rendering the opinions set forth herein, we have assumed that:

(i)            all parties to the Loan Documents are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate or banking power (as applicable) to enter into such Loan Documents;

(ii)           the execution and delivery of the Loan Documents have been duly authorized by all necessary corporate or banking action (as applicable) and proceedings on the part of all such parties; the Transaction Documents have been duly executed and delivered by all such parties; and the respective terms and provisions of each of the Loan Documents do not, and the execution, delivery and performance of its obligations thereunder by each of such parties will not, violate the articles or certificate of incorporation or other charter document or by-laws of any such party or any law, order or decree of any court, administrative agency or other governmental authority binding on any such party, or result in a breach of or cause a default under any contract or indenture to which it is a party or by which it is bound;

(iii)          the Loan Documents constitute the valid and binding obligations of all parties thereto other than the U.S. Borrowers, enforceable against such parties in accordance with their respective terms

(iv)          for purposes of the opinion set forth in Paragraph 4, (A) the name and mailing address of the Administrative Agent, the mailing address for KICR TRS, and the organizational identification number of KKR TRS are as set forth on the Financing Statement and (B) KKR TRS is incorporated solely under the laws of the State of Delaware; and

(v)           for purposes of the opinion set forth in Paragraph 4, the U.S. Borrowers have received “value” (within the meaning of Article 9 of the New York UCC or the Delaware UCC, as applicable) in respect of the Obligations under the Credit Agreement and the Financing Statement has been properly filed with the Filing Office.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof:

1.             The execution, delivery and performance by the U.S. Borrowers of their obligations under each of the Loan Documents, assuming the U.S. Borrowers will comply with the provisions of the Credit Agreement relating to use of proceeds, will not violate any Applicable Law of the State of New York or any Applicable Law of the United States of America applicable to the U.S. Borrowers (including Regulations U and X of the Federal Reserve Board).

2.             Each of the Loan Documents constitutes the valid and binding obligation of the U.S. Borrowers, enforceable against the U.S. Borrowers in accordance with its respective terms.

3.             No consent, approval or authorization of, or notification to, or registration, filing or declaration with, any federal or New York state governmental authority, court or other regulatory agency is required under Applicable Law of the State of New York or of the United States of America for the valid execution or delivery by either of the U.S. Borrowers of the Transaction Documents or the performance by the U.S. Borrowers of their respective obligations thereunder, except any such consent, approval, authorization, registration, filing or declaration which has been obtained or made and remains in

G-2-3

effect and those that may be required under the Delaware UCC (as defined below) with respect to the filing of the Financing Statement in the Filing Office.

4.             The Security Agreement is sufficient to create, in favor of the Administrative Agent for the benefit of the Lenders, a valid security interest in all of the U.S. Borrowers’ rights in the Collateral, to the extent a security interest may be created therein under Article 9 of the New York UCC (the “Applicable UCC Collateral”).  Such security interest will attach when the applicable U.S. Borrower acquires rights in such Applicable UCC Collateral.  Such security interest in the Applicable UCC Collateral that is described in the filed Financing Statement and in which KKR TRS has rights is perfected to the extent a security interest therein can be perfected by the filing of a financing statement under Article 9 of the Uniform Commercial Code as enacted in the State of Delaware (the “Delaware UCC”).

5.             The provisions of the Collateral Agreement are effective to perfect the security interest of the Administrative Agent for the benefit of the Lenders in the Security Entitlements included in the Applicable UCC Collateral and, subject to and to the extent provided in Section 9-315 of the New York UCC, the identifiable proceeds thereof.

Our opinions above are subject to the following qualifications:

(a)           Our opinions in Paragraph 2 above and our opinion relating to validity and enforceability of security interests in Paragraph 4 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally.  Our opinion in Paragraph 2 above is also subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  In addition, a court may refuse to enforce a provision of a Loan Document if it deems such provision to violate public policy, including any provision indemnifying a party against liability for its own wrongful or negligent acts.

(b)           Certain remedial provisions of the Loan Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render such Loan Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, which such Loan Documents purport to provide (except for the economic consequences of procedural or other delay).

(c)           We express no opinion as to the effect of (i) the compliance or noncompliance of the Administrative Agent or any Lender with any state or federal laws or regulations applicable to any such party because of such party’s legal or regulatory status or the nature of such party’s business or (ii) the failure of any such party to be authorized to conduct business in any jurisdiction.

(d)           We have assumed that the U.S. Borrowers have sufficient rights to the Collateral in order for the security interest of the Administrative Agent to attach thereto, and we express no opinion as to the nature and extent of the U.S. Borrowers’ rights in or title to any of the Collateral or any property securing the Collateral.  Furthermore, we call to your attention that our opinion with respect to Security Entitlements is limited to the Borrowers’ rights in the Security Entitlements with respect to each Financial Asset and that pursuant to the New York UCC, “security entitlement” means the rights and property interest of an entitlement holder with respect to a Financial Asset specified in Part 5 of Article 8 of the New York UCC.  We note that to the extent that the Securities Intermediary maintains any Financial Asset in a “clearing corporation” (as defined in Section 8-102(a)(5) of the New York UCC), pursuant to Section 8-111 of the New

G-2-4

York UCC, the rules of such clearing corporation may affect the rights of the Securities Intermediary or Administrative Agent for the benefit of the Lenders and, to the extent any of the Financial Assets are issued by the U.S. Treasury or certain other federally sponsored issuers, certain federal officials, including the Secretary of the Treasury and the Secretary of the Department of Housing and Urban Development, may waive the Federal Book-Entry Regulations and we express no opinion on the effect of any such waiver on the opinions expressed herein.

(e)           Our opinions in Paragraphs 4 and 5 are limited to Articles 8 and 9 of the New York UCC, Article 9 of the Delaware UCC and the Federal Book-Entry Regulations.  Therefore those opinions do not address (i) laws of jurisdictions other than New York, Delaware or the United States or (ii) laws of New York or, Delaware or the United States except for those described above.  We do not express any opinion as to transactions excluded from Article 9 of the New York UCC or Article 9 of the Delaware UCC by virtue of Section  9-109 thereof or what law governs the perfection of the security interest granted.  To the extent that our opinions relate to the Federal Book-Entry Regulations, such opinions relate to the Federal Book-Entry Regulations as published in the Code of Federal Regulations or the Federal Register, without regard to any interpretations, operating circulars or other communications from the Department of the Treasury, the Board of Governors of the Federal Reserve System, any Federal Reserve Bank, the Department of Housing and Urban Development or any other federal agency or instrumentality.

(f)            We express no opinion with respect to the perfection of a security interest in any Collateral of a type described in Section  9-501(a)(1)(A) or (B) of the New York UCC or the Delaware UCC or represented by a certificate of title.

(g)           We express no opinion as to the actions that will be required to be taken periodically under any applicable law after the filing of the Financing Statement in the Filing Office in order for the effectiveness of any financing statement, or the validity or perfection of any lien or security interest referred to herein, to be maintained.

(h)           We call to your attention that the security interest created by each U.S. Borrower in proceeds of the Collateral and the perfection of such security interest is limited to the extent set forth in Section  9-315 of the New York UCC or the Delaware UCC, as applicable.

(i)            We note that Section  552 of Title 11 of the United States Code (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after commencement of a case under the Bankruptcy Code is subject to a security interest arising from a security agreement entered into by the debtor before such commencement.

(j)            We call to your attention that the rights of a U.S. Borrower to assign any Collateral consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department thereof or of any state) may be limited by the Federal Assignment of Claims Act or similar state or local statute.

(k)           We have assumed that the U.S. Borrowers have satisfied any requirements in the documents and agreements comprising or governing the Collateral which prohibit or restrict assignment as they relate to the grant of a security interest therein to the Administrative Agent, except to the extent that any such requirement is ineffective under Section  9-406, 9-407 or 9-408 of the New York UCC or the Delaware UCC, as applicable.

G-2-5

(l)            We call to your attention that any security interests in the Collateral may be subject to the limitations set forth in Section s 9-404, 9-405 and 9-408 of the New York UCC or the Delaware UCC, as applicable; and, in any event, any security interests in the assets of either of the U.S. Borrowers may be subject to the economic effects of valid recoupments, offsets, counterclaims, and similar rights of account debtors, lessees, or other contractual parties, the terms of leases and other contracts between either of the U.S. Borrowers and such lessees or other parties, and any claims or defenses of such lessees or other parties against either of the U.S. Borrowers arising under or extrinsic to such leases or other contracts.

(m)          We express no opinion as to the priority of any security interest in any Collateral.

(n)           We have assumed that the Account has been established and maintained as set forth in the Collateral Agreement and the other Loan Documents.

(o)           We call to your attention that under the New York UCC and Federal Book-Entry Regulations, actions taken by the Securities Intermediary or the Administrative Agent, including amending the Collateral Agreement in a manner that either (a) eliminates the “control” of the Administrative Agent, for the benefit of the Lenders, over the Account or the Security Entitlements, (b) changes the law governing the Account or (c) creates a Security Entitlement with respect to the Account in favor of another entitlement holder, may adversely affect the security interest of the Administrative Agent for the benefit of the Lenders.

(p)           We call to your attention that the law of any securities intermediary’s jurisdiction governs, among other things, the rights and duties of the securities intermediary and the entitlement holder arising out of a Security Entitlement and whether an adverse claim can be asserted against a person who acquires a Security Entitlement from such securities intermediary.  We have assumed that the jurisdiction of the Securities Intermediary is the State of New York.

(q)           With respect to each Security Entitlement we have assumed that the underlying security or other Financial Asset has been or will be indorsed to the Securities Intermediary or in blank or registered in the name of the Securities Intermediary or has been or will be credited to a securities account in the name of the Securities Intermediary.

(r)            We note that pursuant to the New York UCC and the Federal Book-Entry Regulations the security interest of the Administrative Agent for the benefit of the Lenders in the Security Entitlements will be subordinate to any security interest now or hereafter granted by either Borrower in favor of (1) the Securities Intermediary, (2) the United States, a federal reserve bank or any other person whose interest is marked on the books and records of a federal reserve bank, or (3) any other secured party who has obtained control with respect to such Security Entitlement prior to the Administrative Agent obtaining control thereof.

(s)           We have assumed that The Bank of New York in the ordinary course of its business maintains securities accounts (as defined in the New York UCC) for others and is acting in that capacity as Securities Intermediary.

(t)            We have assumed that neither the Administrative Agent nor any Lender is affiliated with the Borrowers.

(u)           We have assumed that the Account is an account to which a financial asset is or may be credited in accordance with an agreement under which the Securities Intermediary has

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agreed to treat the person for whom such Account is maintained as entitled to exercise the rights that comprise the financial asset.

The foregoing opinions are limited to the Applicable Laws of the State of New York and the Applicable Laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction, except that, with respect to the opinions expressed in the second and third sentences of Paragraph 4, we also express an opinion as to Article 9 of the Delaware UCC.  As to our opinions expressed herein with respect to the Delaware UCC, our conclusions are based solely on a review of the Delaware UCC as set forth in the CCH Secured Transactions Guide, as updated through Issue No. 968 dated May 16, 2006 (the “Guide”).  The lawyers who prepared this opinion are not admitted to practice law in the State of Delaware.  With your concurrence, we have not consulted with Delaware counsel or conducted any investigation of the laws of the State of Delaware other than Article 9 of the Delaware UCC as set forth in the Guide.

This opinion letter is furnished by us solely for your benefit in connection with the transactions contemplated by the Credit Agreement and, without our written approval, it may not be relied upon, quoted from or delivered to any person (except that this opinion may be furnished to assignees and participants with the understanding that it speaks only as of the date hereof).  The opinions expressed above are based solely on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion letter to reflect any matters which may hereafter come to our attention, or should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

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EXHIBIT G-3

OPINION OF COUNSEL TO KKR TRS HOLDINGS, LTD.

[MAPLES & CALDER LETTERHEAD]

Dear  Sir

KKR TRS Holdings, Ltd.

We have acted as counsel as to Cayman Islands law to KKR TRS Holdings, Ltd. (the “Company”) in connection with its entry into the agreements listed in the schedule to this opinion (the “Transaction Documents”).

1                                          DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                                 the Certificate of Incorporation and Memorandum and Articles of Association of the Company as adopted on 25 August 2006;

1.2                                 the minutes of the meeting of the Board of Directors of the Company held on [] September 2006 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3                                 a certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.4                                 the Transaction Documents.

2                                          ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands that are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1                                 the Transaction Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2                                 the Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.3                                 the choice of New York law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4                                 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5                                 all signatures, initials and seals are genuine;

2.6                                 the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

2.7                                 under the laws of New York and all other relevant laws (other than the laws of the Cayman Islands) including, without prejudice to the generality of the foregoing, the governing law and law of situs of the property subject to the security interests created pursuant to the Security Agreement (the “Collateral”) the Security Agreement creates a valid first priority security interest over the Collateral, any steps required as a matter of New York law or other relevant laws (other than the laws of the Cayman Islands) to perfect such security interest or to regulate its ranking in point of priority have been taken and there are no prior encumbrances or interests over the Collateral;

2.8                                 none of the Collateral is situated in the Cayman Islands or governed by Cayman Islands law; and

2.9                                 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of New York.

3                                          OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

3.2                                 The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

3.3                                 The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of

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Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4                                 The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company and, assuming the Transaction Documents have been executed and delivered by a director of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5                                 No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

3.5.1        the creation, execution or delivery of the Transaction Documents by the Company;

3.5.2        subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

3.5.3        the performance by the Company of its obligations under any of the Transaction Documents.

3.6                                 No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the execution or delivery of the Transaction Documents, the enforcement of the Transaction Documents or payments made under, or pursuant to, the Transaction Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.7                                 The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Transaction Documents.

3.8                                 Although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will recognise a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.8.1        is given by a competent foreign court;

3.8.2        imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.8.3        is final;

3.8.4        is not in respect of taxes, a fine or a penalty; and

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3.8.5        was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.9                                 It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.10                           In relation to the Security Agreement:

3.10.1      the courts of the Cayman Islands will recognise the security interest created by the Security Agreement over the Collateral;

3.10.2      no steps are required as a matter of Cayman Islands law to perfect such security interest, or to regulate its ranking in order of priority; and

3.10.3      the security interest created over the Collateral by the Security Agreement will have priority over any claims by third parties  (other than those preferred by law) including any liquidator or a creditor of the Company, subject in the case of a winding up of the Company in a jurisdiction other than the Cayman Islands to any provisions of the laws of that jurisdiction as to priority of claims in a winding up.

4                                          QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1                                 The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type that the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

4.1.1        enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2        enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

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4.1.3        some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

4.1.4        where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5        the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

4.1.6        obligations to make payments that may be regarded as penalties will not be enforceable;

4.1.7        the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and

4.1.8        a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2004 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital or amend its memorandum and articles of association.

4.2                                 Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.3                                 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4                                 The Company must make an entry in its Register of Mortgages and Charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Law (2004 Revision) of the

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Cayman Islands; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.5                                 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.6                                 A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7                                 In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.8                                 We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.9                                 We make no comment with regard to the references to foreign statutes in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion may be relied upon by the addressees and their successors and permitted assigns only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

MAPLES and CALDER

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SCHEDULE

Transaction Documents

1                                          The Amended and Restated Credit Agreement (the “Credit Agreement”) dated [] September 2006 between KKR Financial Corp., KKR TRS Holdings Inc. and the Company as Borrowers, Bank of America, N.A. as Administrative Agent and Swingline Lender, the other Lenders party thereto, Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager and Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. as Syndication Agents;

2                                          the Amended and Restated Security Agreement (the “Security Agreement”) dated [] September 2006 between KKR Financial Corp., KKR TRS Holdings Inc. and the Company as the Companies and Bank of America, N.A. as Administrative Agent and Swingline Lender, for itself and on behalf of the other lending institutions party to the Credit Agreement; and

3                                          the Amended and Restated Collateral Agency Agreement (the “Collateral Agency Agreement”) dated [] September 2006 between KKR Financial Corp., KKR TRS Holdings Inc. and the Company as the Pledgor, Bank of America, N.A. as Secured Party and The Bank of New York as Collateral Agent.

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EXHIBIT G-4

OPINION OF SPECIAL COUNSEL TO KKR FINANCIAL CORP.

[HUNTON & WILLIAMS LLP LETTERHEAD]

                        , 2006

Bank of America, N.A.

as Administrative Agent

270 Park Avenue, 10th Floor

New York, New York 10017

The Lenders party to the

Credit Agreement

(as defined below)

listed on Schedule         thereto

Re:                               KKR Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to KKR Financial Corp., a Maryland corporation (the “Borrower”), in connection with an Amended and Restated Credit Agreement among the Borrower, KKR TRS Holdings, Inc. (the “Co-Borrower”), KKR TRS Holdings, Ltd., a Cayman Islands company (“KKR Holdings” and, together with the Borrower and Co-Borrower, the “Borrowers”) the lenders party thereto (the “Lenders”), and Bank of America, N.A., as the administrative agent (the “Administrative Agent”), dated as of September 15, 2006 (the “Credit Agreement”), a Fee Letter among the Borrower, the Co-Borrower, the Administrative Agent and Banc of America Securities LLC, as lead arranger, dated as of June 16, 2006 (the “Fee Letter”), an Amended and Restated Collateral Account Control Agreement among the Borrowers, the Administrative Agent and The Bank of New York dated as of September 15, 2006 (the “Collateral Agreement”), and the Amended and Restated Security Agreement among the Borrowers and the Administrative Agent for itself and for the Lenders, dated as of September 15, 2006 (the “Security Agreement”).  This opinion is provided in accordance with Article IV of the Credit Agreement.  Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In connection with the opinions set forth herein, we have examined the following documents:

(i)                                     the Credit Agreement;

(ii)                                  the Fee Letter;

(iii)                               the Collateral Agreement;

(iv)                              the Security Agreement;

(v)                                 a certificate of the Secretary of the Borrower, to which are attached true and correct copies of: (i) the articles of amendment and restatement of the Borrower as certified by the Maryland State Department of Assessments and Taxation (the “Articles”); (ii) the amended and restated by-laws of the Borrower (the “By-laws”); (iii) resolutions of the Borrower with respect to the Agreements (as defined below); (iv) a certificate of good standing with respect to the Borrower issued by the Maryland State Department of Assessments and Taxation; and (v) a certificate of good standing with respect to the Borrower issued by the Secretary of State of the State of California; and

(vi)                              an initial financing statement, a copy of which attached hereto as Exhibit A (the “Financing Statement”), naming the Borrower as debtor and the Administrative Agent as secured party under the Uniform Commercial Code as in effect on the date hereof in the State of Maryland, filed in the Maryland State Department of Assessments and Taxation (the “Filing Office”).

The Credit Agreement, the Fee Letter, the Collateral Agreement and the Security Agreement are herein collectively referred to as the “Agreements.”

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies, and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, and (v) the due authorization, execution and delivery of all documents by all parties, other than the Borrower, and the validity and binding effect thereof.

As to factual matters, we have relied upon representations included in the Agreements, upon certificates of the Borrower, and upon certificates of public officials.  Whenever the phrase “to our knowledge” or “known to us” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of the Borrower in the transaction without independent investigation.

We do not purport to express an opinion on the laws of any jurisdiction other than those of the United States of America and the State of New York, except to the extent that our opinions in numbered paragraphs 1, 2, 3, 4(i) and 4(iii) relate to the Maryland General Corporation Law and our opinion in numbered paragraph 5 relates to the Maryland UCC (as defined below).  The opinions expressed in numbered paragraph 5 below are limited to Articles 1, 8 and 9 of the Uniform Commercial Code (the “UCC”) as in effect on the date hereof in the State of New York (the “New York UCC”) and the State of Maryland (the “Maryland UCC”).  With respect to the Maryland UCC, we have relied solely on the text of such Articles 8 and 9 of the Maryland UCC in the form contained in the LexisTM electronic database on the date hereof and identified therein as the official text of such law, in the form presented electronically to users of the LexisTM state statute library, and we have assumed that such version is correct and complete.  We have further assumed that the courts of the States of New York and Maryland and the federal courts sitting therein or applying the laws thereof would give effect to the provisions of the Agreements that specify New York law as the governing law thereof.

As used herein, “Applicable UCC” means the New York UCC or the Maryland UCC, or more than one of the foregoing, as the context requires, and any reference herein to a specific section of the UCC refers to that section of the New York UCC or the corresponding provision of the Maryland UCC.

As used herein, “General Intangibles” has the meaning defined in Section  9-102(a)(42) of the Applicable UCC.  In rendering the opinions expressed herein regarding perfection of the security interest in General Intangibles, we note that (i) the security interest relates to, and will therefore be subject to and limited by, the terms of any agreement under which such rights exist and (ii) the realization of the benefits

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of the security interest may also be limited by the rights, claims and defenses of any other party to such agreement.

Based upon the foregoing and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions, and qualifications noted herein, we are of the opinion that:

1.                                       The Borrower is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                       The Borrower has the corporate power to execute, deliver and perform its obligations under the Agreements, and the Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Agreements.

3.                                       The Agreements have been duly authorized, executed and delivered by the Borrower.

4.                                       The execution and delivery of, and the performance of the obligations under, the Agreements by the Borrower (i) will not violate the Articles or Bylaws of the Borrower, (ii) will not conflict with or result in the breach of any court decree or order of any court, regulatory body, administrative agency, governmental body or arbitrator binding on the Borrower known to us, or (iii) will not violate any law or regulation of the State of New York or the State of Maryland that are generally recognized by lawyers admitted in New York exercising customary professional diligence as being applicable to transactions of the type contemplated by the Agreements.

5.                                       Assuming the Financing Statement has been properly filed with Filing Office, such Financing Statement is sufficient to perfect the security interest in the Collateral described in the Security Agreement and included on the Financing Statement (the “Applicable UCC Collateral”) to the extent that a security interest therein may be perfected by the filing of a financing statement under Article 9 of the Maryland UCC (the “Applicable Filing Collateral”), and the Filing Office is the only office in which a financing statement must be filed under the Maryland UCC to perfect the security interest in the Applicable Filing Collateral.

6.                                       The Borrower is not, and after giving effect to the execution and delivery of the Agreements, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

We express no opinion or advice as to (i) whether a court other than a court of the State of New York would give effect to any choice of New York law, (ii) any provision requiring a party to submit to the jurisdiction of any court, insofar as such provision relates to the subject matter jurisdiction of such court to adjudicate any controversy or purports to grant exclusive jurisdiction to any court, (iii) the subject matter jurisdiction of any court to consider any dispute arising out of the Agreements, (iv) the waiver of any right to assert that an action has been brought in an inconvenient forum or any right to have venue laid in the proper forum, (v) the enforceability of any waiver of a trial by jury or waiver of objection to venue or claim of an inconvenient forum with respect to proceedings, (vi) the waiver of any right to have service of process made in the manner prescribed by applicable law or to claim immunity from service of process or from any legal proceeding, (vii) the waiver of any right to trial by jury, (viii) the appointment of any Person as attorney in fact insofar as exercise of such power of attorney may be limited by public policy or limitations referred to elsewhere in this opinion, (ix) the enforceability of indemnification or contribution provided for in the Agreements for claims, losses or liabilities in an unreasonable amount or

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for claims, losses or liabilities attributable to the indemnified party’s negligence, (x) the ability of any Person to receive the remedies of specific performance, injunctive relief, liquidated damages or any similar remedy in any proceeding, (xi) any right to the appointment of a receiver, (xii) any right to obtain possession of any property or the exercise of self-help remedies or other remedies without judicial process, (xiii) any waiver or limitation concerning mitigation of damages, (xiv) the availability of the right of rescission, (xv) the effect of the law of any jurisdiction that limits the rate(s) of interest that may be charged or collected, (xvi) the enforceability of any right to receive interest on interest or (xvii) the right, title or interest of any person in, to or under any property, the priority of any security interest or, except to the extent that we expressly opine herein, the existence, creation or perfection of any security interest.

In addition, we express no opinion or advice as to (i) any right to liquidated damages, to the extent such liquidated damages constitute a penalty, (ii) any provision purporting to waive or otherwise modify applicable law, to the extent that such waiver or other modification is deemed to be contrary to public policy, and (iii) any provision requiring any person to agree on any matter after the execution and delivery of the document in which such provision appears.

We also express no opinion or advice with respect to the effect of any law pertaining to taxation, pensions or employee benefits, labor and employment, antitrust, unfair trade practices, banking, securities, environmental liability, land use, public health or safety, racketeering or criminal or civil forfeiture, or with respect to any ordinance, regulation or other provision of law made by any county, municipality or other local political subdivision or by any agency or instrumentality thereof.

We note that the perfection of any security interest that has been perfected by the filing of the Financing Statement in the Filing Office will expire upon the earliest to occur of (i) the expiration of four months after the debtor so changes its name that the financing statement becomes seriously misleading under § 9-506 and § 9-507 of the Maryland UCC as to any collateral acquired more than four months after such change, unless within such four month period an amendment which renders the financing statement not seriously misleading is filed, (ii) the expiration of the four-month period after a new debtor whose name is seriously misleading under § 9-506 and § 9-508 of the Maryland UCC becomes bound under § 9-203(d) of the Maryland UCC as to any collateral acquired by the new debtor after the expiration of the four-month period, unless an initial financing statement providing the name of the new debtor is filed before the expiration of the four-month period, or (iii) the expiration of one year after the transfer of collateral by the debtor to a person that becomes a debtor and is located in another jurisdiction within the meaning of § 9-307 of the Maryland UCC, unless the secured party becomes perfected as to the transferred collateral within the one-year period under the laws of the location of the transferee debtor. To the extent that the Maryland law continues to govern the effect of the Financing Statement, continuation statements complying with the Maryland UCC must be filed in the Filing Office in order to maintain the effectiveness of the Financing Statement, as provided therein.

The opinions set forth in Paragraph 5 above also are subject to the following additional limitations and exclusions:

(a)                                  We express no opinion as to the validity, perfection or enforceability of a security interest arising out of any transaction not subject to Article 9 of the Applicable UCC, including those described in §§ 9-109(c) and (d) of the Applicable UCC.

(b)                                 We express no opinion with respect to any “commercial tort claim,” “letter-of-credit-right,” collateral arising from a “consumer transaction,” a “health-care-insurance-receivable,” an “agricultural lien,” “farm products” or “as-extracted collateral” or any “manufactured home collateral” (as those terms are defined in Article 9 of the Applicable

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UCC), collateral subject to a certificate of title, goods consigned by or to the Seller, documents or goods covered by documents, electronic chattel paper (other than perfection by filing as set forth in Paragraph 5), or standing timber.

(c)                                  Under §9-315 of the Applicable UCC, the continuation of perfection of a security interest in proceeds is limited to the extent set forth in such section.

(d)                                 Under § 9-316 of the Applicable UCC, the continuation of perfection of a security interest following a change in the jurisdiction, the laws of which govern perfection, the effect of perfection and non-perfection and priority, is limited to the extent set forth in such section.

(e)                                  In the case of property that becomes Collateral after the date hereof, Section  552 of the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such a case.

(f)                                    The Financing Statement might become ineffective due to events that cause them to be “seriously misleading” under §§ 9-506 through § 9-508 of the Applicable UCC.

(g)                                 We note that the Buyer’s rights against account debtors will be subject to the terms of the assigned account, chattel paper or general intangible, to dealings between such account debtor and the Borrower, and to the other limitations provided in §§ 9-403, 9-404, 9-405 and 9-406 of the Applicable UCC, and will be subject to defenses as provided in § 9-404 of the Applicable UCC.

(h)                                 We express no opinion as to whether provisions in the Security Agreement granting an absolute assignment of rights or interests will be construed as effecting an absolute assignment rather than a collateral assignment or security interest.

(i)                                     We express no opinion herein with respect to (i) the priority of any security interest with respect to any tax or other governmental or other lien, claim or other encumbrance that may by statute take priority over a previously perfected security interest, or any lien or claim, including a right of set-off, of any trustee, custodian or “securities intermediary” or “financial intermediary” as defined in the Applicable UCC, (ii) any security of which there exists a duplicate original, (iii) the continuation of perfection of the security interest in any collateral in which a security interest has been perfected by possession and which is released from such possession for servicing or any other purpose, unless such collateral is released for a purpose specified in Section  9-312(f) or (g) of the Applicable UCC and returned to such possession within the period specified therein and (iv) the effect of any applicable fraudulent conveyance or transfer, voidable preference or other similar law affecting the rights of creditors or secured parties.

(j)                                     We express no opinion herein with respect to the priority of any security interest.

For the purposes of the opinions set forth above, we also have assumed that:

(a) The Borrower is a corporation organized solely under the laws of the State of Maryland, and except for the amendment and restatement of its bylaws effective as of April 5, 2005, it has not changed its name, identity, legal structure or location (as determined pursuant to Section  9-307 of

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the New York UCC), whether by amendment of its articles or by-laws, reorganization or otherwise, within the past four months and is not a “transmitting utility” as defined in Section  9-102 of the New York UCC;

(b)           The requirements for enforceability of security interests under Section  9-203(b)(1) and (2) of the New York UCC have been satisfied;

(c)           The Financing Statement correctly states (i) an address of the secured party from which information concerning such Financing Statement can be obtained, and (ii) an indication of such debtor’s nature (e.g., individual or organization) and, if an organization, its state organizational identification number (if any), its type and jurisdiction of organization, and, if included, its federal employee identification number; and

(d)           The Collateral has not been leased to any third party in what would be characterized as a “lease intended as security” within the meaning of Section  1-201(37) of the New York UCC.

(e)           The Security Agreement is sufficient to create in favor of the Administrative Agent a valid security interest in the Collateral.

The opinions expressed in this letter are solely for the use of the Administrative Agent and the Lenders in connection with the transactions contemplated by the Agreements, and may not be relied on by any other person, and may not be used for any other purpose (except that this letter may be furnished to assignees and participants with the understanding that it speaks only as of the date hereof), without our prior written approval.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other, opinions should be inferred beyond the matters expressly stated.  This opinion letter speaks as of its date and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

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EXHIBIT A

UCC FINANCING STATEMENT

VI-1